UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SPANSION INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

April 29, 2013

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2013 Annual Meeting of Stockholders of Spansion Inc. to be held at 915 DeGuigne Drive, Sunnyvale, California on Thursday, June 6, 2013 at 8:00 a.m., local time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting and provide additional information for stockholders.

Stockholders attending the Annual Meeting will have the opportunity to ask questions of management. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please vote as soon as possible. You may vote via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the Annual Meeting. Voting by any of these methods will ensure your representation at the Annual Meeting.

We encourage you to sign up for electronic delivery of future proxy materials in order to conserve natural resources and help us reduce printing costs and postage fees. For more information, please see “Questions and Answers” in the Proxy Statement.

We urge you to carefully review the proxy materials and to vote FOR the director nominees, FOR Spansion’s named executive officers’ compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Please note that if you hold your shares in street name, brokers will not have discretion to vote your shares on the election of directors or the advisory vote on executive compensation. Accordingly, if you do not submit voting instructions to your broker on these matters, your shares will not be counted in determining the outcome of these matters. We encourage you to provide voting instructions to your brokers if you hold your shares in street name so that your voice is heard on these matters.

We look forward to seeing you at the Annual Meeting.

/s/ John H. Kispert

John H. Kispert
President and Chief Executive Officer

SPANSION INC.
915 DeGUIGNE DRIVE
P.O. BOX 3453
SUNNYVALE, CALIFORNIA 94088

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

We will hold the 2013 Annual Meeting of Stockholders of Spansion Inc. at 915 DeGuigne Drive, Sunnyvale, California, on Thursday, June 6, 2013. The meeting will start at 8:00 a.m. local time. At the Annual Meeting, our stockholders will be asked to:

1.	Elect two Class III directors to serve for a three-year term expiring at the 2016 annual meeting of stockholders;

2.
Approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

4.	Transact any other business that properly comes before the meeting and any postponement or adjournment of the Annual Meeting.

Only record holders of Common Stock at the close of business on April 8, 2013, the record date for the Annual Meeting, are entitled to receive notice of and to vote on all matters submitted to a vote of stockholders at the Annual Meeting. Only record holders of the Class A Common Stock are entitled to vote on the election of the two directors nominated for election at the Annual Meeting. Record holders of Class A and Class B Common Stock are entitled to vote as a single class on all other matters submitted to a vote of the stockholders.  Stockholders present at the Annual Meeting or who have submitted a valid proxy over the Internet, by telephone or by mail will be deemed to be present in person to vote at the Annual Meeting. Stockholders are urged to read the attached proxy statement carefully for additional information concerning the matters to be considered at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who plan to attend in person are nevertheless requested to vote online, by telephone, or by signing and returning their proxy cards to make certain that their vote will be represented at the Annual Meeting should they unexpectedly be unable to attend.
By Order of the Board of Directors,

/s/ Scot A. Griffin
Scot A. Griffin Corporate Secretary
This proxy statement and accompanying proxy card are first being distributed on or about May 3, 2013.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE ONLINE OR BY TELEPHONE, OR TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. VOTING ONLINE, BY TELEPHONE, OR BY RETURNING YOUR PROXY CARD WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1

ITEM 1—ELECTION OF DIRECTORS	6

CORPORATE GOVERNANCE	10

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS	15

DIRECTOR COMPENSATION	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	23

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	25

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	26

EXECUTIVE OFFICERS	26

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION EXECUTIVE COMPENSATION AND RELATED MATTERS	28

EQUITY COMPENSATION PLAN INFORMATION	60

ITEM 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	61

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	63

AUDIT COMMITTEE REPORT	64

OTHER MATTERS	64

ANNUAL REPORT AND FINANCIAL STATEMENTS	64

SPANSION INC.

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS

1.	Q:	WHO IS SOLICITING MY VOTE?

A:
This proxy solicitation is being made by the Board of Directors of Spansion Inc. All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by us. Our directors, officers and other employees may solicit proxies in person, by mail, by telephone, by facsimile, through the Internet or by other means of communication, but such persons will not be specifically compensated for such services. We may also retain the services of Georgeson Inc. to assist in soliciting proxies. If we retain Georgeson, we expect to pay them a fee of approximately $10,000, plus reasonable out-of-pocket expenses.

2.	Q:	WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?

	A:	This proxy statement was first mailed to stockholders on or about May 3, 2013.

3.	Q:	WHAT MAY I VOTE ON?

	A:	Spansion stockholders may vote on the following matters:

• Holders of Class A Common Stock may vote on the election of two director nominees, Raymond Bingham and John H. Kispert, to serve as Class A Directors on our Board of Directors; and

•
Holders of Class A Common Stock and Class B Common Stock, voting together as a single class, may participate in an advisory vote on executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

4.	Q:	HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS?

	A:	The Board recommends that you vote:

• FOR each of the Class III director nominees for whom you are eligible to vote;

• FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement; and

• FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

5.	Q:	WHO IS ENTITLED TO VOTE?

	A:	Stockholders as of the close of business on April 8, 2013, the Record Date, are entitled to vote on all items properly presented at the Annual Meeting for which they are eligible to vote. On the Record Date, 58,538,307 shares of Class A common stock, including 1,051,180 remaining shares held in reserve for issuance upon settlement of allowed claims of certain unsecured creditors pursuant to our plan of reorganization, and one share of our Class B Common Stock were outstanding. The Class A Common Stock and Class B Common Stock are collectively referred to herein as the “Common Stock.” Every stockholder is entitled to one vote for each share of Common Stock held. A list of these stockholders will be available during ordinary business hours at the principal place of business of Spansion, located at 915 DeGuigne Drive, Sunnyvale, California 94085-3836, during at least the ten days immediately preceding the date of the Annual Meeting. The list of stockholders will also be available at the time and place of the Annual Meeting.

6.	Q:	HOW DO I VOTE BY MAIL?

A:
If you complete and properly sign each proxy card you receive and return it to us in the prepaid envelope, it will be voted by one of the individuals indicated on the card (your “proxy”) as you direct.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the director nominees, FOR the compensation of our named executive officers and FOR the ratification of the appointment of our auditors. If your shares are held by your broker, see question 12 below.

7.	Q:	CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

A:
If you live in the United States or Canada, you may submit your proxy by following the Vote by Telephone instructions on the proxy card. If you have Internet access, you may submit your proxy from any location in the world by following the Vote by Internet instructions on the proxy card.

8.	Q:	WHO CAN ATTEND THE ANNUAL MEETING?

A:
Only stockholders as of the Record Date, holders of proxies for those stockholders and other persons invited by us can attend. If your shares are held by your broker in “street name,” you must bring a letter from your broker or a copy of your proxy card to the meeting showing that you were the direct or indirect beneficial owner of the shares on the Record Date to attend the meeting.

9.	Q:	CAN I VOTE AT THE MEETING?

A:
Yes. If you attend the meeting and plan to vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and have the right to vote in person at the meeting. If your shares are held by your broker in “street name,” you are considered the beneficial owner of the shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you must bring to the meeting a legal proxy from your broker showing that you were the beneficial owner of the shares on the Record Date and are authorized to vote those shares.

10.	Q:	CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD OR AFTER I HAVE VOTED BY TELEPHONE OR ELECTRONICALLY?
	A:	Yes. You may change your vote at any time before the voting concludes at the Annual Meeting by:
		•	Sending in another proxy with a later date by mail, telephone or over the Internet;
		•	Notifying our Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or
		•	Voting in person at the Annual Meeting.

11.	Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN STREET NAME?
A:
If your shares are held by your broker in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. We urge you to complete this form and instruct your broker how to vote on your behalf. You can also vote in person at the Annual Meeting, but you must bring a legal proxy from the broker showing that you were the beneficial owner of your shares on the Record Date and are authorized to vote the shares.

12.	Q:	WHAT IS BROKER “DISCRETIONARY” VOTING?

A:
If you hold your shares through a broker, your broker is permitted to vote your shares on routine “discretionary” items, such as the ratification of our independent registered public accounting firm, if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker.

However, brokers do not have the discretion to vote your shares on the election of directors or on the advisory vote on executive compensation. Accordingly, if your shares are held through a broker and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees or the advisory vote on executive compensation.

13.	Q:	WHAT IS A “QUORUM?”

A:
A “quorum” is a majority of the outstanding shares of Common Stock issued and outstanding and entitled to vote. They may be present at the Annual Meeting or represented by proxy. There must be a quorum for the Annual Meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker “non-votes” are also considered a part of the quorum. Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular matter because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

14.	Q:	HOW ARE MATTERS PASSED OR DEFEATED?

A:
Each of the two Class A directors will be elected if each of them receives the affirmative vote of a majority of the votes cast. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be counted in the determination of the majority of votes cast and will have no effect on this proposal.

The advisory vote on the compensation of our named executive officers’ compensation will pass if the number of votes cast in favor of it exceeds the number of votes cast against it. Because your vote is advisory, it will not be binding on the Board of Directors, the Compensation Committee or Spansion. However, the Board of Directors will review the voting results and take them into consideration when making future compensation decisions regarding Spansion’s named executive officers.

The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be ratified if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Abstentions with regard to the advisory vote on executive compensation and the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will have the same effect as a vote against these proposals.

15.	Q.	WHAT HAPPENS IF CLASS A DIRECTORS DO NOT RECEIVE THE REQUIRED MAJORITY VOTE?

A.
Our Bylaws provide that if a nominee for election to the Board of Directors is an incumbent director and had a greater number of votes “Against” than the number of votes cast “For” his or her election, the Nominating and Corporate Governance Committee, or in certain instances the full Board or another committee of independent directors, will determine whether to accept the resignation tendered by such director.

16.	Q:	WHO WILL COUNT THE VOTES?

	A:	Votes will be tabulated by Computershare Trust Company, N.A.

17.	Q:	HOW WILL VOTING ON ANY BUSINESS NOT DESCRIBED IN THE NOTICE OF ANNUAL MEETING BE CONDUCTED?

A:
We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives Randy W. Furr, our Corporate Executive Vice President and Chief Financial Officer and Scot A. Griffin, our Corporate Senior Vice President, General Counsel and Corporate Secretary, or either of them, authority to vote on such matters in their discretion.

18.	Q:	HOW CAN I OBTAIN ELECTRONIC COPIES OF THE PROXY MATERIALS FOR THE 2012 ANNUAL MEETING?

	A:	This proxy statement and Spansion’s Annual Report on Form 10-K for Fiscal 2012 are available electronically at the Investor Relations page of our website at www.spansion.com/2013proxy/.

19.	Q:	WHEN ARE THE STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING DUE?

A:
In accordance with the rules of the Securities and Exchange Commission (the SEC), in order for stockholder proposals to be considered for inclusion in the proxy statement for the 2014 Annual Meeting, they must be submitted in writing to our Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088 on or before January 3, 2014. Our bylaws provide that for directors to be nominated or other proposals to be properly presented at a stockholders meeting that are not included in our proxy statement for the 2014 Annual Meeting, notice of any such nomination or proposal must be received by us between February 6, 2014 and March 8, 2014. However, if our 2014 Annual Meeting is not within 30 days of June 6, 2014, to be timely, the notice by the stockholder must be received by our Corporate Secretary not later than the close of business on the tenth day following the day on which the first public announcement of the date of the Annual Meeting was made or the notice of the meeting was mailed, whichever occurs first. More information on our bylaws and a description of the information that must be included in the stockholder notice is included in this proxy statement beginning on page 13 under the heading “Consideration of Stockholder Nominees for Director and Other Proposals.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2013 ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 6, 2013.

The proxy statement to security holders is available at www.spansion.com/2013proxy/.

ITEM 1—ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of eight directors. Our Amended and Restated Certificate of Incorporation provides that the Board of Directors consists of three classes of directors (Class I, Class II and Class III), each serving staggered three-year terms. At each annual meeting of stockholders, directors of one of the three classes will be elected for a term of three years to succeed those directors whose terms are expiring.

Our Amended and Restated Certificate of Incorporation also provides that the holders of Class A Common Stock, voting together as a separate class, are entitled to vote for all Class A directors and the holder of Class B Common Stock, voting as a separate class, is entitled to vote for all Class B directors. SLS Spansion Holdings, LLC, Silver Lake Sumeru Fund, L.P. and their respective affiliates (collectively, Silver Lake), as the beneficial owner of our Class B Common Stock, currently has the right to elect up to two Class B directors to the Board of Directors.  Mr. Mercadante currently serves as a Class B director and Silver Lake has advised that it will not elect a Class B director to fill the second Class III director position at the Annual Meeting.  Therefore, Mr. Shah, who currently serves as a Class B director, has not been nominated to stand for re-election to the Board at the Annual Meeting.

Classified Board

Our Board of Directors is currently composed of the following classes of directors:

Class	Expiration	Member
Class I	2014	Keith Barnes (Class A Director)
		William E. Mitchell (Class A Director)
		Paul Mercadante (Class B Director)

Class II	2015	Hans Geyer (Class A Director)
		Clifton Thomas Weatherford (Class A Director)

Class III	2013	Raymond Bingham (Class A Director)
		John H. Kispert (Class A Director)
		Ajay Shah (Class B Director)

Election of Class III Directors

At the Annual Meeting, two directors will be elected for a three-year term, which expires at our 2016 Annual Meeting of Stockholders, and until their successors are duly elected and qualified in accordance with our bylaws. The nominees, Raymond Bingham and John H. Kispert, are presently members of our Board of Directors.  Messrs. Bingham and Kispert serve as Class A directors. As noted above, Mr. Shah is not standing for re-election.  See “Nominees” below. If Messrs. Bingham or Kispert should be unable or decline to serve at the time of the Annual Meeting, the persons named as proxies on the proxy card will vote for such substitute nominee(s) as our Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by our Board of Directors. The Board of Directors has no reason to believe that the nominees will be unable or decline to serve as directors if elected.

The Board of Directors recommends that holders of Class A Common Stock vote in favor of the election of Messrs. Bingham and Kispert as Class A directors. Proxies received will be voted “FOR” the nominees named below, unless marked to the contrary.

Nominees

The following Class III director nominees are standing for election by the holders of our Class A Common Stock:

Raymond Bingham, age 67, has served as Chairman of the Board and a Class III Director since May 10, 2010. Mr. Bingham serves as a member of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Bingham has served as an Advisory Director of General Atlantic LLC, a global private equity firm, since January 2010 and a Managing Director from November 2006 to December 2009. He was Executive Chairman of the board of directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005 and served as a director of Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. He serves as a director of Oracle Corporation, a database software company, Flextronics International Ltd., an electronics manufacturing services provider, Dice Holdings, Inc., a supplier of specialized websites for professional communities and Fusion-io, a provider of enterprise solid-state technology and high performance I/O solutions. Mr. Bingham served on the board of directors of STMicroelectronics N.V., a semiconductor manufacturing company, from April 2007 to April 2013.  Mr. Bingham received a Master of Business Administration degree from the Harvard Business School and a Bachelor of Science degree in Economics (with Honors) from Weber State University. Our Board of Directors has concluded that Mr. Bingham should serve on the Board based on Mr. Bingham’s extensive and significant senior leadership, industry and financial experience, and his service as a public company director on the boards and board committees of technology companies.

John H. Kispert, age 49, has served as a Class III Director since May 10, 2010. Mr. Kispert previously served as a Director of Spansion from February 2009 to May 2010 before its emergence from bankruptcy. Mr. Kispert has served as President and Chief Executive Officer of Spansion since February 2009. Mr. Kispert also served as Interim Chief Financial Officer from April 29, 2009 through May 19, 2009. From 1995 through January 2009, Mr. Kispert served in a number of finance and operational roles at KLA-Tencor, a supplier of semiconductor manufacturing process control and yield management solutions, including serving as President and Chief Operations Officer from January 2006 to January 2009 and also serving as Executive Vice President and Chief Financial Officer from March 2000 to December 2005. In 2004, Mr. Kispert also assumed responsibility for Global Service Business, Information Technology and Human Resources at KLA-Tencor. Prior to KLA-Tencor, Mr. Kispert held several senior management positions with IBM. Mr. Kispert has served as a director of Extreme Networks, Inc., a network hardware company, since May 2009. Mr. Kispert holds a Master of Business Administration degree from the University of California, Los Angeles and a Bachelor of Arts degree in Political Science from Grinnell College. Our Board of Directors has concluded that Mr. Kispert should serve on the Board based on Mr. Kispert’s significant senior leadership, industry, financial and operational experience. In addition, as Spansion’s President and Chief Executive Officer, Mr. Kispert has direct responsibility for Spansion’s strategy and operations.

Other Directors

The following five directors whose terms of office do not expire in 2013 will continue to serve after the Annual Meeting until such time as their respective terms of office expire and their respective successors are duly elected and qualified:

Keith Barnes, age 61, has served as a Class I Director since August 11, 2011 and shall hold office for a term expiring at the annual meeting of stockholders to be held in 2014. Mr. Barnes serves as Chair of the Compensation Committee. Mr. Barnes was Chairman and Chief Executive Officer of Verigy Ltd., a company that designs, manufactures, sells, and services advanced test systems and solutions for the semiconductor industry, from 2006 until he retired in July 2011. He served as Chief Executive Officer of Integrated Measurement Systems, Inc. (IMS), a manufacturer of engineering test stations and test software, from 1995 until 2001, and also as Chairman of the board of directors of IMS from 1998 through 2001, when it was acquired by Credence Systems Corporation. From 2003 through 2006, Mr. Barnes was Chairman and Chief Executive Officer of Electroglas, Inc. a provider of advanced wafer probers, device handlers, test floor management software and services for the semiconductor industry. Mr. Barnes currently serves on the board of directors of JDS Uniphase Corporation, a provider of communications test and measurement solutions and optical products, Intermec Inc., a provider of data capture and mobile computing system solutions, and Mentor Graphics Corporation, a provider of electronic design automation software. From 2004 to 2010, Mr. Barnes served on the board of directors at Cascade Microtech Inc., a developer of wafer probe solutions. Mr. Barnes graduated from San Jose State University with a Bachelor of Science degree in Environmental Science. Our Board of Directors has concluded that Mr. Barnes should serve on the Board based on his extensive industry and management experience.

Hans Geyer, age 62, has served as a Class II Director since May 10, 2010 and shall hold office for a term expiring at the annual meeting of stockholders to be held in 2015. Mr. Geyer is a member of the Audit Committee. Since December 2006, Mr. Geyer has been a consultant for the private equity industry. Mr. Geyer served as Corporate Vice President and General Manager of Intel Corporation’s Storage Group from 2005 until his retirement in December 2006, and as General Manager, Networking and Storage Group from 2004 to 2005. In 1995, Mr. Geyer was elected Vice President of Intel and in 1993, was appointed Vice President of Intel’s Microprocessor Group. Mr. Geyer joined Intel in 1980 and has since held various positions, including general manager of European Operations, general manager of the 386/486 microprocessor division, general manager of the Flash memory group, and general manager of the cellular and application processor group. Prior to joining Intel, Mr. Geyer was involved in hardware and software development for intelligent and point-of-sales terminals at Siemens AG, Germany. He served as a director of Trident Microsystems, Inc., a supplier of display processors, from May 2007 to February 2010. Mr. Geyer studied computer science and mathematics at the Technical University of Munich and holds a master’s degree (Diplom-Informatiker) in Computer Science. He is also an alumnus of INSEAD. Our Board of Directors has concluded that Mr. Geyer should serve on the Board based on Mr. Geyer’s extensive and significant senior leadership, extensive industry and technical experience related to Spansion’s semiconductor research and development, and his service on the boards and board committees of technology companies.

Paul Mercadante, age 52, has served as a Class I Director since May 10, 2010 and shall hold office for a term expiring at the annual meeting of stockholders to be held in 2014. Mr. Mercadante is Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Mr. Mercadante joined Silver Lake, a private equity firm, in 2007 and is a Managing Director in the firm’s middle market strategy, Silver Lake Sumeru. Previously, he was at Shah Capital Partners, a private equity firm, where he served as Operating Partner from 2004 to 2006. Prior to Shah Capital Partners, Mr. Mercadante was President of Force Computers, a leading provider of embedded computing systems, which was subsequently sold to Motorola, Inc. in 2004. Prior to his service at Force Computers, he was the Vice President of Strategic Planning for the Technology Solutions Business Unit of Solectron, an electronics manufacturing services provider that was subsequently acquired by Flextronics. Mr. Mercadante also has previous experience with SMART Modular Technologies, Rose Communications, Activision and Apex Data. Mr. Mercadante currently serves as a director of Mobile Messenger, a mobile technology solutions provider, Primesense, a fabless semiconductor business and SMART Modular. Mr. Mercadante also served on the board of directors of Ashtech, a GPS product company from 2006 to 2011, Ingenient Technologies, a provider of embedded multimedia systems solutions, from 2005 to 2009, PulseCore, a semiconductor design company, from 2006 to 2009, and Force Computers, from 2002 to 2004. Mr. Mercadante holds a Bachelor of Arts degree in Economics from the State University of New York. Our Board of Directors has concluded that Mr. Mercadante should serve on the Board based on Mr. Mercadante’s extensive experience in private equity and finance, his technology background and his service on the boards and board committees of technology companies.

William E. Mitchell, age 69, has served as a Class I Director since May 31, 2011 and shall hold office for a term expiring at the annual meeting of stockholders to be held in 2014. Mr. Mitchell is also a member of the Nominating and Corporate Governance Committee. Mr. Mitchell is the managing partner of Sequel Capital Management, LLC, a private equity firm that he founded in 2010. Mr. Mitchell served as the chairman of the board of directors of Arrow Electronics, Inc. from May 2006 until December 2009, and also served as President and Chief Executive Officer of Arrow Electronics, Inc. from February 2003 to May 1, 2009. Prior to that, Mr. Mitchell was Executive Vice President of Solectron Global Services from 1999 to 2003 and was Chairman, President and Chief Executive Officer of Sequel, Inc. from 1995 to 1999 until its acquisition by Solectron. Mr. Mitchell serves on the board of directors of Brown-Forman Corporation, a diversified provider of quality beverage products, Humana Inc., a leading health care company, and Rogers Corporation, a leader in solutions for power electronics, advanced foams and high-frequency printed circuit materials. Mr. Mitchell served on the board of directors of National Semiconductor until it was acquired by Texas Instruments in 2011. Mr. Mitchell received his bachelor’s degree in engineering from Princeton University and his master’s degree in engineering from the University of Michigan. Our Board of Directors has concluded that Mr. Mitchell should serve on the Board based on his experience as president and chief executive officer of a global distribution company, his experience and extensive knowledge of international business operations and his significant experience in the governance of large publicly-traded corporations.

Clifton Thomas Weatherford, age 66, has served as a Class II Director since May 10, 2010 and shall hold office for a term expiring at the annual meeting of stockholders to be held in 2015. He is Chairman of the Audit Committee and also serves on the Nominating and Corporate Governance Committee. Mr. Weatherford served as Executive Vice President and Chief Finance Officer at Business Objects, a provider of business intelligence software, from September 1997 until his retirement in January 2003. Mr. Weatherford brings over 40 years in global technology expertise with senior financial positions at Business Objects, NETCOM On-Line Communication Services, Logitech, Texas Instruments, Schlumberger and Tandem Computers. Mr. Weatherford is a director at several public companies, including Tesco Corporation, an oil and gas drilling industry services company, Mellanox Technologies, a supplier of high-bandwidth computer hardware, and Guidewire Software, Inc., a provider of core system software to property/casualty insurers, as well as several private companies. Mr. Weatherford also served on the board of directors of Saba Software from 2003 to 2008, InfoGroup from 2007 to 2010, Synplicity from 2003 to 2008, Advanced Analogic Technologies from 2004 to 2011 and SMART Modular Technologies from 2005 to 2011. Mr. Weatherford holds a Bachelor of Business Administration from the University of Houston in Texas. Our Board of Directors has concluded that Mr. Weatherford should serve on the Board based on Mr. Weatherford’s extensive and significant senior leadership, industry and financial experience, and his service as a public company director on the boards and board committees of technology companies and as a public company executive.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” THE PROPOSED DIRECTOR NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE
Majority Voting

On February 15, 2013, the Board of Directors approved an amendment to the Company’s Bylaws to change the plurality vote standard for the election of directors to a majority vote standard with respect to uncontested elections. The new standard requires each director to receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Previously, in uncontested elections, directors were elected under a plurality vote standard, which meant that the candidates receiving the highest number of votes were elected whether or not they received a majority of the votes cast. In contested elections, where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. Incumbent directors will submit a written resignation to the Board if they do not receive a majority of the votes cast.  Those resignations will be considered by the Nominating and Corporate Governance Committee, or in certain circumstances, the full Board or another committee of independent directors.

Principles of Corporate Governance

The Board of Directors has adopted Principles of Corporate Governance to address significant corporate governance issues. The Principles of Corporate Governance provide a framework for our corporate governance matters and include topics such as Board and Board Committee composition, the role and functions of the Board, the responsibilities of various Board committees and Board evaluations. The Nominating and Corporate Governance Committee is responsible for reviewing and recommending any changes on the Principles of Corporate Governance to the Board.

Director Independence

The Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the New York Stock Exchange listing standards. In April 2013, the Board reviewed the independence of each director and director nominee. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and Spansion and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate families (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of Spansion’s executive team or their affiliates. The purpose of this review was to determine whether any transactions or relationships exist that are inconsistent with a determination of director independence.

As a result of this review, the Board of Directors considered: (i) the interest and positions that Mr. Mercadante has in Silver Lake, a private investment firm; and (ii) Mr. Bingham’s service on the board of directors of Flextronics International Ltd., which is a customer of Spansion, and Spansion’s employment of Mr. Bingham’s adult son in an entry-level Human Resources position during a portion of 2012, for which the son was paid approximately $6,570. The Board determined that these relationships and transactions do not conflict with the elements of independence set forth in the New York Stock Exchange listing standards. Therefore, the Board of Directors affirmatively determined that each of the following directors and director nominees is independent and has no relationship with Spansion, except as a director and stockholder of Spansion:

• Keith Barnes	•	Paul Mercadante
• Raymond Bingham	•	William E. Mitchell
• Hans Geyer	•	Clifton Thomas Weatherford

The Board also affirmatively determined that Mr. Kispert is not independent because he is the President and Chief Executive Officer of Spansion.

Nominations for Directors

Process for Evaluating and Selecting Potential Director Candidates

Our Nominating and Corporate Governance Committee is responsible for annually identifying and recommending to the Board of Directors the nominees to be selected by the Board for each annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) and recommending candidates to fill any vacancies on the Board (whether through the resignation of any director or through the increase in the number of directors by the Board). The Nominating and Corporate Governance Committee is also responsible for periodically assessing and developing the appropriate criteria to be utilized in evaluating potential director nominees, and communicating such criteria to the Board.

Minimum Qualifications for Director Nominees

The Nominating and Corporate Governance Committee has established the following minimum criteria for evaluating prospective candidates to be selected by the Board:

•	Reputation for integrity, strong moral character and adherence to high ethical standards;

•	Holds or has held a generally recognized position of leadership in the community or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of Spansion;

•	Ability to read and understand basic financial statements and other financial information pertaining to Spansion;

•	Commitment to understand our business, industry and strategic objectives;

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Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board committees and stockholders (taking into account the number of other company boards on which the candidate serves), and ability to generally fulfill all responsibilities as a director;

•	Willingness to represent and act in the interests of all stockholders of Spansion rather than the interests of a particular group;

•	Good health and ability to serve;

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For prospective non-employee directors, independence under SEC rules and the New York Stock Exchange listing standards, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; and

•	Willingness to accept the nomination to serve as a director of Spansion.

Other Factors for Potential Consideration

The Nominating and Corporate Governance Committee will also consider the following factors in connection with its evaluation of each prospective director nominee:

•	Whether the prospective director nominee will foster a diversity of skills and experiences;

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Whether the prospective director nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable SEC rules and the New York Stock Exchange listing standards;

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For incumbent directors standing for re-election, the director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to Spansion;

•	The number of other company boards on which the prospective director nominee serves; and

•	Whether the prospective director nominee will add to or complement the Board’s existing strengths.

Process for Identifying, Evaluating and Recommending Director Nominees

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The Nominating and Corporate Governance Committee initiates the process for identifying, evaluating and recommending prospective director nominees by preparing a list of potential candidates who, based on their biographical information and other information available to the Nominating and Corporate Governance Committee, appear to meet the criteria specified above and who have specific qualities, skills or experience being sought (based on input from the Board).

Outside Advisors. The Nominating and Corporate Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective director nominees.

Stockholder Suggestions for Potential Nominees. The Nominating and Corporate Governance Committee will consider suggestions of prospective director nominees from stockholders. The Nominating and Corporate Governance Committee will evaluate a prospective director nominee suggested by any stockholder in the same manner and against the same criteria as any other prospective director nominee identified by the Nominating and Corporate Governance Committee from any other source. Stockholders wishing to suggest a person to the Nominating and Corporate Governance Committee for its consideration should submit such suggestion to our Corporate Secretary at Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or at Corporate.Secretary@spansion.com.

Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above. For incumbent directors standing for re-election, the Nominating and Corporate Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended; level of participation, and overall contribution to Spansion; composition of the Board at that time; and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

Management Directors. The number of officers or employees of Spansion serving at any time on the Board should be limited such that at all times a majority of the directors is “independent” under applicable SEC rules and the New York Stock Exchange listing standards.

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After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Corporate Governance Committee and by the Chief Executive Officer.

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Upon completion of the above procedures, the Nominating and Corporate Governance Committee shall determine the list of potential candidates to be recommended to the Board for nomination at the annual meeting.

The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Corporate Governance Committee.

Consideration of Stockholder Nominees for Director and Other Proposals

Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors or to propose other matters for consideration at the 2014 annual meeting must be stockholders of record when they give us notice of such nomination or proposal, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice must be delivered to our Corporate Secretary or the Chair of the Nominating and Corporate Governance Committee not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting. For our 2014 annual meeting, the notice must be delivered between February 6, 2014 and March 8, 2014. However, if our 2014 annual meeting is not within 30 days of June 6, 2014, the notice must be delivered no later than the close of business on the tenth day following the earlier of the day on which the first public announcement of the date of the Annual Meeting was made or the day the notice of the meeting is mailed. The stockholder’s notice must include the following information for any person proposed to be nominated:

•	Name, age, nationality, business and residence addresses;

•	Principal occupation and employment;

•	The class and number of shares of stock owned beneficially and of record by the proposed nominee;

•	Any other information required to be disclosed in a proxy statement with respect to the proposed nominee; and

•	The proposed nominee’s written consent to being a nominee and to serving as a director if elected.

The stockholder’s notice must also include the following information for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or other proposal is made:

•	Names and addresses;

•	The number of shares of stock owned beneficially and of record by them;

•	A description of any arrangements or understandings between them and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made;

•	A representation that they intend to appear in person or by proxy at the Annual Meeting to nominate the person named in the notice;

•	A representation as to whether they are part of a group that intends to deliver a proxy statement or solicit proxies in support of the nomination; and

•	Any other information that would be required to be included in a proxy statement.

The Chair of the Annual Meeting will announce whether the procedures in the bylaws have been followed, and if not, declare that the nomination or other proposal be disregarded.

Communications with the Board or Non-Management Directors

Interested parties who wish to communicate with Spansion’s Board of Directors or with non-management directors may send their communications in writing to our Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088 or send an email to Corporate.Secretary@spansion.com. Spansion’s Corporate Secretary will forward these communications to our independent directors except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material. Stockholder communications will not be forwarded to the independent directors unless the stockholder submitting the communication identifies him or herself by name and sets out the number of shares of stock he or she owns beneficially or of record.

Codes of Business Conduct and Ethics and Principles of Corporate Governance

The Board of Directors has adopted a code of conduct entitled “Code of Business Conduct,” which applies to all directors and employees and which was designed to help directors and employees resolve ethical and compliance issues encountered in the business environment. The Code of Business Conduct governs matters such as conflicts of interest, compliance with laws, confidentiality of company information, encouraging the reporting of any illegal or unethical behavior, fair dealing and use of company assets. The Board of Directors has also adopted a Code of Ethics for the Chief Executive Officer, the Chief Financial Officer, the Corporate Controller and All Other Senior Finance Executives. The Code of Ethics governs matters such as financial reporting, conflicts of interest and compliance with laws, rules, regulations and Spansion’s policies. The Board of Directors has also adopted Principles of Corporate Governance as a framework of its oversight activities devoted to protecting and advancing the long term interests of stockholders and other stakeholders.

You can access Spansion’s Code of Business Conduct, Code of Ethics and Principles of Corporate Governance at the Investor Relations section of our website at www.spansion.com or by writing to us at Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or emailing us at Corporate.Secretary@spansion.com. We will provide you with this information free of charge. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this document. We will post on our website any amendment to the Code of Ethics, as well as any waivers of the Code of Ethics, that are required to be disclosed by the rules of the SEC or the New York Stock Exchange.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors

Meetings of the Board and Committees

The Board of Directors has Audit, Compensation and Nominating and Corporate Governance committees. The members of these committees and their chairs are recommended by the Nominating and Corporate Governance Committee and then appointed by the Board. In fiscal 2012, the Board of Directors held 14 regularly scheduled and special meetings, the Audit Committee held eight regularly scheduled and special meetings, the Compensation Committee held six regularly scheduled and special meetings and the Nominating and Corporate Governance Committee held three regularly scheduled and special meetings. During this period, all directors attended at least 75 percent of the meetings of the Board of Directors and Board committees on which they served. Also during this period, the independent directors met without any members of Spansion’s management present. Mr. Bingham, as Chairman, presides over meetings of the Board and the independent directors. Spansion’s directors are strongly encouraged to attend the Annual Meeting of Stockholders. All the members of our Board of Directors, except Mr. Shah, attended our 2012 Annual Meeting of Stockholders.

Board Leadership Structure

Currently, Mr. Kispert serves as President and Chief Executive Officer and Mr. Bingham, an independent director, serves as Chairman of the Board of Directors. The Board believes that Spansion and its stakeholders are best served at this time by this leadership structure because it is valuable to have strong independent leadership to assist the Board in fulfilling its role of overseeing the management of Spansion and its risk management practices separate from the CEO. However, the Principles of Corporate Governance permit the roles of the Chairman and CEO to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on Spansion’s needs and the Board’s assessment of Spansion’s leadership from time to time. The Principles of Corporate Governance provide for a lead independent director if the roles are combined.

Role of the Board in Risk Oversight

The Board of Directors, acting directly and through its committees, is responsible for the oversight of Spansion’s risk management. Spansion’s management is responsible for day-to-day risk management activities, including, without limitation, strategic, operational, financial and regulatory risks. Spansion believes that risk is inherent in innovation and the pursuit of long-term strategic goals and opportunities. The Board does not have a standing risk management committee, but rather administers this oversight function directly and through its standing committees that address risks inherent in their respective areas of oversight.

Spansion’s Chairman of the Board of Directors is independent and maintains a separate role from the Chief Executive Officer. The Board believes this structure enables the Board to benefit from enabling the Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman to focus on Board process and governance matters.

The Board of Directors believes in the value of an independent board of directors. Currently, seven of the eight members of the Board of Directors are independent. This includes all members of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee. The Board receives full reports from each committee chair regarding the committee’s considerations and actions. The independent members of the Board of Directors also meet regularly without management present.

Board Committees

Audit Committee

The Audit Committee currently consists of Mr. Weatherford, as Chair, and Messrs. Geyer and Mercadante, each of whom was determined by the Board of Directors to be financially literate and “independent” as such term is defined for Audit Committee members by the New York Stock Exchange listing standards. The Board has designated Mr. Weatherford as an “audit committee financial expert” as defined under the rules of the SEC. Mr. Weatherford serves on the audit committee of four public companies. The Board of Directors has determined that his simultaneous service on the three other committees will not impair his ability to effectively serve on our Audit Committee.

The Audit Committee assists the Board with its oversight responsibilities regarding our accounting and financial reporting processes, the audit of our financial statements, the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee meets alone with our financial and legal personnel, our internal auditor and with our independent registered public accounting firm, who have free access to the Audit Committee at any time. The director of our Internal Audit Department reports directly to the Chair of the Audit Committee, confers regularly with our Chief Financial Officer and serves a staff function for the Audit Committee.

Compensation Committee

The Compensation Committee currently consists of Mr. Barnes, as Chair, and Messrs. Bingham and Shah, each of whom was determined by the Board to be “independent” as such term is defined for Compensation Committee members by the New York Stock Exchange listing standards. Mr. Bingham served as chair until March 2012 prior to Mr. Barnes’ appointment as chair.  As noted above, Mr. Shah is not standing for re-election and will cease to serve on the Compensation Committee following our 2013 Annual Meeting.

The role of the Compensation Committee is to oversee our compensation strategies and programs for our executive officers. The Compensation Committee has the authority to determine the form and amount of compensation to be paid or awarded to all our executive officers and to all other employees as delegated from time to time by the Board of Directors. The Compensation Committee’s responsibilities, among other things, include (i) reviewing and approving the corporate goals and objectives relevant to Chief Executive Officer compensation and evaluating Chief Executive Officer performance in light of those goals and objectives, (ii) reviewing and approving the corporate goals and objectives relevant to non-CEO executive officer compensation, (iii) reviewing and making recommendations to the Board of Directors with respect to the adoption and approval of, or amendments to, all umbrella cash-based plans, incentive compensation plans and equity-based compensation plans and approving for submission to stockholders all new stock option and equity compensation plans, (iv) providing oversight with respect to succession planning for the Chief Executive Officer and other executive officers, and (v) reviewing and making recommendations to the Board of Directors with respect to all forms and amounts of compensation for members of the Board of Directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Mercadante, as Chair, and Messrs. Bingham, Mitchell and Weatherford, each of whom was determined by the Board of Directors to be “independent” as such term is defined for Nominating Committee members by the New York Stock Exchange listing standards.

The Nominating and Corporate Governance Committee assists the Board with its oversight responsibilities regarding the identification of qualified candidates to become Board members, the selection of nominees for election as directors at the next Annual Meeting of Stockholders (or special meeting of stockholders at which directors are to be elected), the selection of candidates to fill any vacancies on the Board, the selection of Board members for each committee of the Board, the development and recommendation to the Board of a set of applicable corporate governance guidelines and principles and oversight of the evaluation of the Board. While the Committee has not established minimum criteria for evaluating prospective director candidates, in determining if candidates are qualified to become Board members, it looks for the following attributes, which, among others, the Nominating and Corporate Governance Committee deems appropriate: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience serving as a director of a privately- or publicly-held company; experience in our industry and with relevant social policy concerns; ability to make independent analytical inquiries; academic expertise in an area of our operations; and practical and mature business judgment. In addition, the Nominating and Corporate Governance Committee considers a number of other factors, including whether the prospective director nominee will foster a diversity of skills and experiences and will add to or complement the Board’s existing strengths. The Nominating and Corporate Governance Committee will use the same standards to evaluate all director candidates, whether or not the candidates are proposed by stockholders. There have been no material changes to the process by which stockholders can nominate directors for election to the Board.

Bylaws and Committee Charters

You can access Spansion’s bylaws and the charters of our Audit, Compensation and Nominating and Corporate Governance Committees at the Corporate Governance section of our website at www.spansion.com or by writing to us at Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or emailing us at Corporate.Secretary@spansion.com. We will provide you with this information free of charge. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this document.

Mitigation of Risk Relating to Compensation

The Compensation Committee has reviewed compensation-related risks and the Committee does not believe the Company’s compensation programs encourage excessive or inappropriate risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

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The Company structures its compensation program to consist of both fixed and variable components. The fixed (or base salary) component of its compensation program is designed to provide income independent of the Company’s stock price performance so that employees of the Company will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of compensation are designed to reward both short and long-term company performance, which we believe discourages employees from taking actions that focus only on the short-term success of the Company. For short-term performance, cash incentive awards are generally awarded based on quarterly or annual revenue and operating income performance. For long-term performance, the Company grants various types of equity-based awards that are designed to promote the sustained success of the Company. Stock option awards generally vest over three years and are only valuable if our stock price increases over time. Performance-based restricted stock units (PSUs) will vest only if certain revenue and operating income metrics are met or exceeded. Restricted stock units generally vest over two or three years. The Company feels that these variable elements of compensation, including the Bonus Replacement PSUs (defined below), are a sufficient percentage of overall compensation to motivate our executives and other employees to pursue superior short and long-term corporate results, while the fixed element is also sufficiently high to discourage the taking of unnecessary or excessive risks in pursuing such results.

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Because revenue and operating income performance are generally the measures for determining incentive award payments, the Company believes its executives and other employees are encouraged to take a balanced approach that focuses on generating corporate revenue while taking into account operating expenses. If we are not profitable at a reasonable level, there are no payouts under the incentive award program.

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The Company’s revenue and operating income performance targets are applicable to executives and employees alike, regardless of functional group. The Company believes this encourages consistent behavior and focus across the Company, rather than establishing different performance metrics depending on an employee’s level in the Company.

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The Company caps the funding of the cash incentive award for the Employee Incentive Plan at 200 percent of target, which the Company believes also discourages excessive risk taking. Even if the Company dramatically exceeds its revenue and operating income performance targets, incentive award payouts are limited. Conversely, the Company has minimum revenue and operating income targets so that revenue and profitability below a certain level (determined by the Compensation Committee) results in no incentive award payouts.   The Company does not believe that the Bonus Replacement PSUs, described on page 40, increase the Company’s compensation-related risks or encourages inappropriate risk taking.

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The Company does not cap the cash incentive award for the Sales Incentive Plan, to provide maximum incentive for the sales force to meet and exceed their revenue objectives. However, Sales employees above the Vice President level, including our Named Executive Officers, do not participate in the Sales Incentive Plan and are thus limited to the Employee Incentive Plan cap and are incentivized to balance both revenue and profitability, which the Company believes also discourages excessive risk taking within the sales force.

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The Company has strict internal controls over the measurement and calculation of revenue and operating income, designed to keep them from being manipulated by any employee, including our executives. In addition, all employees of the Company are required to comply with our Code of Business Conduct, which covers among other things, accuracy in keeping the Company’s records.

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The Compensation Committee approves the employee annual and new hire equity guidelines as well as the overall equity pool. Any recommended equity grants outside these guidelines require special approval by the Compensation Committee.

•	In 2012, the Board adopted stock ownership guidelines for the Named Executive Officers and the Board members to support these individuals acting as owners of Spansion.
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As part of the Company’s Insider Trading Policy, the Company prohibits all hedging transactions involving Spansion stock so executives and other employees of the Company cannot insulate themselves from the effects of poor Spansion stock price performance.

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In 2012, the Board adopted a Compensation Recovery Policy providing that the Board may require reimbursement or forfeiture of all or a portion of any cash or equity compensation that was paid to an executive based on financial results if a restatement is required and the Board determines that misconduct on the part of the executive contributed to the Company’s obligation to file the restatement.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation Committee during fiscal 2012 were Messrs. Bingham, Barnes and Shah. No member of the Compensation Committee was at any time during fiscal 2012 or at any other time an officer or employee of Spansion. No member had any relationship with Spansion requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal 2012.

DIRECTOR COMPENSATION

Spansion uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Our independent director compensation is determined by the Board of Directors acting upon the recommendation of the Compensation Committee. In setting director compensation, our Board of Directors considers, among other things, the significant amount of time that directors spend in fulfilling their duties, the skill-level required by directors and competitive market data. Directors who are also employees of Spansion, or who are otherwise determined to not be independent, receive no additional compensation for service as a director. We reimburse our directors for travel, lodging and related expenses they incur in attending Board of Directors and Board committee meetings.

Cash Compensation

During fiscal 2012, our current independent directors received fees for their services as set forth in the table below. Board cash retainer and meeting fees have not changed for fiscal 2013. All annual cash compensation is paid in quarterly installments.

Annual Retainer (1)	$60,000

Additional Annual Retainers
Board Chairperson	$60,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Nominating and Corporate Governance Committee Chair	$10,000

Fees for serving on a Board Committee (2)	$5,000

Fees Per Board/Committee Meeting in Excess of Ten Meetings (3)	$2,000

(1)	All independent directors, including directors serving as Chairperson, receive this annual retainer.
(2)	All independent directors serving on a Board Committee, excluding directors serving as Chairperson and Committee Chairs, receive this annual fee.
(3)
If in any calendar year an independent director is required to and does attend more than an aggregate of ten meetings of (i) our Board of Directors, and (ii) the specific Board committees (including ad hoc Board committees) on which he or she serves, such director will receive $2,000 for each Board of Directors or Board committee meeting attended in person, or $1,000 for each Board of Directors or Board committee meeting attended by telephone, in excess of ten meetings.

Equity-Based Incentive Compensation

Before April 1, 2013, each independent director appointed to the Board received an initial stock option award exercisable for 25,000 shares of our Class A Common Stock and an initial restricted stock unit award of 15,000 units that convert upon vesting into 15,000 shares of our Class A Common Stock. These awards are made upon the director’s appointment to our Board of Directors. In addition:

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an independent director who serves as Chairperson of the Board received an additional initial stock option award exercisable for 35,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 25,000 units that convert upon vesting into 25,000 shares of our Class A Common Stock;

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independent directors who serve as Chairs of the Audit or Compensation Committees received an additional initial stock option award exercisable for 30,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 10,000 units that convert upon vesting into 10,000 shares of our Class A Common Stock; and

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an independent director who serves as Chair of the Nominating and Governance Committee received an additional initial stock option award exercisable for 15,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 5,000 units that convert upon vesting into 5,000 shares of our Class A Common Stock.

Before April 1, 2013, for each year of continued service, independent directors received an annual stock option award exercisable for 20,000 shares of our Class A Common Stock and an annual restricted stock unit award of 7,500 units that convert upon vesting into 7,500 shares of our Class A Common Stock. In addition, for each year of continued service:

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an independent director serving as the Chairperson of the Board received an additional annual stock option award exercisable for 30,000 shares of our Class A Common Stock and an additional annual restricted stock unit award of 12,500 units that convert upon vesting into 12,500 shares of our Class A Common Stock;

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independent directors serving as Chairs of the Audit or Compensation Committees received an additional annual stock option award exercisable for 25,000 shares of our Class A Common Stock and an additional annual restricted stock unit award of 7,500 units that convert upon vesting into 7,500 shares of our Class A Common Stock; and

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an independent director serving as Chair of the Nominating and Governance Committee received an additional annual stock option award exercisable for 12,500 shares of our Class A Common Stock and an additional annual restricted stock unit award of 3,750 units that convert upon vesting into 3,750 shares of our Class A Common Stock.

Beginning April 1, 2013, for each year of continued service, each independent director continuing service on the Board will receive an annual stock option award exercisable for 9,000 shares of our Class A Common Stock and an annual restricted stock unit award of 13,000 units that convert upon vesting into 13,000 shares of our Class A Common Stock. In addition, for each year of continued service:

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an independent director serving as the Chairperson of the Board will receive an additional annual stock option award exercisable for 14,000 shares of our Class A Common Stock and an additional annual restricted stock unit award of 20,000 units that convert upon vesting into 20,000 shares of our Class A Common Stock;

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independent directors serving as Chairs of the Audit or Compensation Committees will receive an additional annual stock option award exercisable for 10,000 shares of our Class A Common Stock and an additional annual restricted stock unit award of 14,000 units that convert upon vesting into 14,000 shares of our Class A Common Stock; and

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an independent director serving as Chair of the Nominating and Governance Committee will receive an additional annual stock option award exercisable for 5,000 shares of our Class A Common Stock and an additional annual restricted stock unit award of 7,000 units that convert upon vesting into 7,000 shares of our Class A Common Stock.

Beginning April 1, 2013, when a new independent director is appointed to the Board, the director will receive an initial stock option award exercisable for 14,000 shares of our Class A Common Stock and an initial restricted stock unit award of 20,000 units that convert upon vesting into 20,000 shares of our Class A Common Stock. These awards are made upon the director’s appointment to our Board of Directors. In addition:

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an independent director who serves as Chairperson of the Board will receive an additional initial stock option award exercisable for 22,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 31,000 units that convert upon vesting into 31,000 shares of our Class A Common Stock;

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independent directors who serve as Chairs of the Audit or Compensation Committees will receive an additional initial stock option award exercisable for 13,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 18,000 units that convert upon vesting into 18,000 shares of our Class A Common Stock; and

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an independent director who serves as Chair of the Nominating and Governance Committee will receive an additional initial stock option award exercisable for 6,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 9,000 units that convert upon vesting into 9,000 shares of our Class A Common Stock.

All annual equity-based compensation is awarded to independent directors on the first trading day in April of each year. On such day, each independent director who joined our Board of Directors at or prior to September 30 of the previous year is entitled to receive a full annual equity award, while each independent director who joined our Board between October 1 and March 31 shall receive an annual equity award prorated based on the number of months served. All equity awards vest quarterly over three years. Upon retirement from the Board, all unvested options and RSUs are cancelled. Retired directors have three months post-retirement to exercise any vested options.

Equity Ownership Guidelines

In November 2012, the Compensation Committee recommended and the Board of Directors approved Spansion equity ownership guidelines for the non-employee directors.  These guidelines are intended to align the financial interests of Spansion’s board members with the interests of the shareholders by ensuring that they develop a meaningful ownership position in the Company.  The directors are required to own a minimum of a specified number of shares of Spansion stock, set as a multiple of three times their annual retainer, within five years of becoming subject to the guidelines.  The board members’ guideline is 15,000 shares and the board chairman’s guideline is 30,000 shares.  Their current holdings are indicated in the Security Ownership of Directors and Executive Officers section of the Proxy Statement on page 25.

Director Summary Compensation Table for Fiscal 2012

The following table provides information concerning compensation paid to or earned by each of our independent directors for fiscal 2012. Mr. Kispert, our President and Chief Executive Officer, does not receive additional compensation for his services as a director. The compensation received by Mr. Kispert as an employee of the Company is shown in the Fiscal 2012 Summary Compensation Table on page 47.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Total ($)
Raymond Bingham	158,750	248,000	258,210	664,960
Keith Barnes	92,250	186,000	232,389	510,639
Hans Geyer	82,000	93,000	103,284	278,284
Paul Mercadante	106,000	139,500	167,837	413,337
William E. Mitchell	77,000	93,000	103,284	273,284
Ajay Shah	79,000	93.000	103,284	275,284
Clifton Thomas Weatherford	108,000	186,000	232,389	526,389

(1)	Retainers are pro-rated when a member of the Board of Directors is added or removed from a Committee position.
(2)
Amounts shown do not reflect compensation actually received by the directors.  Instead, the amounts reported reflect the grant date fair value of each stock option and restricted stock unit award computed in accordance with FASB ASC Topic 718. The assumptions used in valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012, filed with the Securities Exchange Commission on February 25, 2013.

As of December 30, 2012, the aggregate number of shares of Class A Common Stock underlying stock options and restricted stock unit awards held by each of our independent directors were:

Name	Aggregate Number of Shares Underlying Stock Options	Aggregate Number of Shares Underlying Restricted Stock Unit Awards
Raymond Bingham	215,000	38,751
Keith Barnes	70,000	21,250
Hans Geyer	65,000	12,500
Paul Mercadante	105,000	18,334
William E. Mitchell	45,000	13,750
Ajay Shah	65,000	12,500
Clifton Thomas Weatherford	145,000	24,167

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial owners of more than five percent of the outstanding shares of Spansion Common Stock as of April 8, 2013. This information is based upon our records and other information available from outside sources. We are not aware of any other beneficial owner of more than five percent of any class of Spansion Common Stock. Except as otherwise indicated, to our knowledge, each person has sole investment and voting power with respect to the shares shown as beneficially owned.
Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned (1)
Funds affiliated with Silver Lake (2)	Class A	10,601,745	18.11%
2775 Sand Hill Road Suite 100 Menlo Park, CA 94025	Class B	1	100%

Ameriprise Financial, Inc. (3) 145 Ameriprise Financial Center Minneapolis, MN 55474	Class A	6,285,178	10.73%

Chilton Investment Company, LLC(4) 1290 East Main Street, 1st Floor Stamford, CT 06902	Class A	4,885,917	8.34%

BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	Class A	4,551,867	7.78%

The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	Class A	3,137,353	5.36%

(1)
Based on 58,538,308 shares of Class A Common Stock, including 1,051,180 remaining shares held in reserve for issuance upon settlement of allowed claims of certain unsecured creditors pursuant to our plan of reorganization, and one share of Class B Common Stock outstanding as of April 8, 2013. Calculated in accordance with the rules of the Securities Exchange Act of 1934, as amended.

(2)
Based on information set forth in the Schedule 13D, Amendment No. 5, filed with the SEC on December 5, 2012.  The 10,601,745 shares shown in the table above are directly held and beneficially owned by SLS Spansion Holdings, LLC (SLS Spansion), Silver Lake Credit Fund, L.P. (the Credit Fund) and SL Capital Appreciation Fund, L.L.C. (the Cap Appreciation Fund). SLS Spansion holds 6,814,154 of the shares shown in the table above (shared voting power and shared dispositive power as to all shares). Silver Lake Sumeru Fund, L.P. (the Sumeru Fund) is the managing member of SLS Spansion, and Silver Lake Technology Investors Sumeru, L.P. (the Side Fund) is a member of SLS Spansion. Silver Lake Technology Associates Sumeru, L.P. (SLS Lower GP) is the general partner of each of the Sumeru Fund and the Side Fund. SLTA Sumeru (GP), L.L.C. (SLS Upper GP) is the general partner of SLS Lower GP. Although the Sumeru Fund, the Side Fund, SLS Lower GP and SLS Upper GP may be deemed to beneficially own the shares held by SLS Spansion by virtue of their relationship with SLS Spansion, each of them disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The Credit Fund holds 3,489,555 of the shares shown in the table above (shared voting power and shared dispositive power as to all shares). Silver Lake Financial Associates, L.P. (SLF Lower GP) is the general partner of the Credit Fund. SLFA (GP), L.L.C. (SLF Upper GP) is the general partner of SLF Lower GP. Although SLF Lower GP and SLF Upper GP may be deemed to beneficially own the shares held by the Credit Fund by virtue of their relationship with the Credit Fund, each of them disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The Cap Appreciation Fund holds 298,036 of the shares shown in the table above (shared voting power and shared dispositive power as to all shares). Silver Lake Group, L.L.C. (SLG) is the managing member of the Cap Appreciation Fund, SLS Upper GP and SLF Upper GP and, in such capacity, may be deemed to beneficially own the shares directly held by the Cap Appreciation Fund and indirectly owned by SLS Upper GP and SLF Upper GP. SLG, however, disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

(3)
Based on information set forth in the Schedule 13G, Amendment No. 2, filed with the SEC on February 13, 2013 by Ameriprise Financial, Inc. (“AFI”) and Columbia Management Investment Advisers, LLC (“CMIA”) pursuant to a joint filing agreement. CMIA, a wholly-owned subsidiary of AFI, is an investment advisor and has shared voting power with AFI as to 2,632,992 shares and shared dispositive power with AFI as to 6,285,178 shares of our common stock. AFI, as the parent company of CMIA, may be deemed to beneficially own the shares reported herein by CMIA. Accordingly, the shares reported herein by AFI include the shares reported by CMIA. Each of AFI and CMIA disclaims beneficial ownership of any of these shares.

(4)	Based on information set forth in the Schedule 13G filed with the SEC on February 14, 2013. The Chilton Investment Company, LLC has sole voting and sole dispositive power of the shares.
(5)	Based on information set forth in the Schedule 13G, Amendment No. 1, filed with the SEC on February 8, 2013. BlackRock, Inc. has sole voting and sole dispositive power of the shares.
(6)
Based on information set forth in the Schedule 13G filed with the SEC on February 11, 2013.  The Vanguard Group has sole voting power over 72,205 shares, sole dispositive power over 3,068,348 shares and shared dispositive power over 69,005 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information known to us with respect to beneficial ownership of Spansion Class A Common Stock, as of April 8, 2013, for our current directors and the nominees for election as directors, each of our executive officers listed in the Fiscal 2012 Summary Compensation Table on page 47, and all of our directors and executive officers as a group. This ownership information is based upon information provided by the individuals.

Name	Shares Currently Owned	Shares Acquirable Currently or Within 60 Days	Aggregate Shares Beneficially Owned (1)	Percent of Class Beneficially Owned (1)(2)
John H. Kispert	344,240	1,522,050	1,866,290	3.18%
Raymond Bingham(3)	40,832	160,834	201,666	*
Keith Barnes	9,122	30,833	39,955	*
Hans Geyer	21,250	46,250	67,500	*
Paul Mercadante (4)	29,583	74,167	103,750	*
William Mitchell	11,260	24,538	35,843	*
Ajay Shah (5)	21,250	46,250	67,500	*
Clifton Thomas Weatherford	16,666	102,084	118,750	*
Randy W. Furr	105,796	598,323	704,119	1.20%
Glenda Dorchak	21,665	26,667	48,332	*
Scot A. Griffin	26,250	109,999	136,249	*
Jay Legenhausen	9,832	82,222	92,054	*
All directors and executive officers as a group (12 persons)	653,746	2,824,262	3,482,048	5.94%

*	Less than one percent.
(1)
The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any share which the individual has the right to acquire within 60 days of April 8, 2013, through the exercise of any stock option or the vesting of any restricted stock unit award. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)
Percent of class beneficially owned is based on 58,538,307 shares, including 1,051,180 remaining shares held in reserve for issuance upon settlement of allowed claims of certain unsecured creditors pursuant to our plan of reorganization, of Spansion Class A Common Stock outstanding as of April 8, 2013.

(3)
Includes 28,749 shares held in a limited partnership and gifted to trusts for his children.  Mr. Bingham disclaims beneficial ownership of these shares except to the extent of his beneficiary interest therein.

(4)
Mr. Mercadante is a managing director of SLS Lower GP and, as such, may be deemed to beneficially own the shares held by SLS Spansion (see Footnote 2 to the Security Ownership of Certain Beneficial Owners table on page 23). Mr. Mercadante, however, disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(5)
Mr. Shah is a managing member of SLS Upper GP and, as such, may be deemed to beneficially own the shares held by SLS Spansion (see Footnote 2 to the Security Ownership of Certain Beneficial Owners table on page 23). Mr. Shah, however, disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers (as defined under Section 16) and any persons holding more than ten percent of a registered class of equity securities to file reports of ownership and changes in ownership with the SEC. Their initial report must be filed using the SEC’s Form 3 and they must report subsequent stock purchases, sales, option exercises and other changes using the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on the SEC’s Form 5. Officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a). We make the services of our legal department available to our officers and directors to assist them in meeting their filing obligations.

Based solely on our review of these reports and written representations from our directors and executive officers, we believe that during fiscal 2012, each of Spansion’s directors, executive officers and ten percent security-holders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS

Mr. John H. Kispert’s biography is included with the other members of the Board of Directors on page 7. Mr. Kispert served as an executive officer of Spansion at the time that we filed the voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code.

Randy W. Furr, age 58, has served as Spansion’s Executive Vice President and Chief Financial Officer since June 2009. In November of 2012, his title was changed to Corporate Executive Vice President and Chief Financial Officer.  Mr. Furr has 30 years of experience in the technology sector and is an experienced financial and operations executive. Most recently, Mr. Furr held senior executive positions as Executive Vice President and Chief Financial Officer at Magellan Navigation, Inc. from August 2008 to June 2009, and as Chief Operating Officer and Chief Financial Officer at Aliph, a consumer Bluetooth telephony device company, from April 2008 to August 2008. Prior to that, Mr. Furr was at Adobe Systems, Inc., where he served as Senior Vice President, Business Process Improvement from May 2007 to January 2008, as Senior Vice President and Interim Chief Information Officer from November 2006 to May 2007, and as Executive Vice President and Chief Financial Officer from May 2006 to November 2006. Before joining Adobe Systems, Inc., Mr. Furr spent 13 years at Sanmina-SCI Corporation, an electronics manufacturing services provider, where he served as President and Chief Operating Officer from 1996 to 2005 and as Executive Vice President and Chief Financial Officer from 1992 to 1996. Mr. Furr served as a director of Sanmina-SCI Corporation from 1998 until 2005. Mr. Furr holds a Bachelor of Business Administration degree from the University of Oklahoma and is a certified public accountant.

Scot A. Griffin, age 45, has served as Spansion’s Senior Vice President and General Counsel since March 2011. In November 2011, Mr. Griffin was also appointed Secretary for the Company. In November of 2012, his title was changed to Corporate Senior Vice President, General Counsel and Secretary.  He is responsible for overseeing all legal activities, including commercial contract negotiation, litigation, corporate governance and securities compliance. Before joining Spansion, Mr. Griffin operated a consulting firm specializing in assisting clients to identify and build technology and intellectual property assets since May 2009. From November 2002 until 2009, Mr. Griffin held various senior executive positions at Tessera Technologies, Inc., most recently as Executive Vice President, Microelectronics. He also served as Senior Vice President and General Counsel of Tessera from November 2006 to May 2008. Before joining Tessera, Mr. Griffin was Group IP Counsel and IP Attorney at Intel Corporation from February 2000 to November 2002. Mr. Griffin was in the private practice of law from 1993 to 2000. Mr. Griffin holds a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology and a Juris Doctorate degree from the University of California, Hastings College of the Law.

Jay Legenhausen, age 46, has served as Spansion’s Senior Vice President Worldwide Sales since June 2011. In November of 2012, Mr. Legenhausen’s title was changed to Corporate Senior Vice President Worldwide Sales. Mr. Legenhausen has over 20 years of sales experience in the semiconductor industry. Before joining Spansion, Mr. Legenhausen was Senior Vice President of Worldwide Sales for Actel from 2007 to 2010, when it became a division of Microsemi. Mr. Legenhausen served in various sales and engineering positions from 1990 to 2007 at Cypress Semiconductor, most recently as Vice President of Sales, Americas. Mr. Legenhausen holds a Bachelor of Science degree in Electrical Engineering from Rutgers University, a Master of Science degree in Electrical Engineering from the University of Wisconsin and a Masters of Business Administration degree from New York University.

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting your advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion in this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote. At the Company’s 2012 annual meeting of stockholders, approximately 80% of the votes cast supported the say on pay proposal. The Compensation Committee believes this affirmed stockholders’ support of the Company’s approach to executive compensation.

Executive Summary

Highlights of our executive compensation program for fiscal 2012 include:

•	Significant majority of the compensation of named executive officers was tied to performance;

•	Continued emphasis on long-term equity incentives;

•	Absence of material perquisites;

•	Absence of tax “gross ups;”

•	Double trigger change of control agreements;

•	Prohibitions against hedging;

•	The addition of Equity Ownership Guidelines; and

•	The addition of a Compensation Recovery (“clawback”) policy.

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity and strategic value of the position, while endeavoring to promote long-term retention, motivation and alignment with the long-term interests of Spansion’s stockholders. We encourage you to carefully review the “Compensation Discussion and Analysis” below, for additional details on Spansion’s executive compensation, including Spansion’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2012.

The Board of Directors has determined to hold a “say on pay” advisory vote every year. In accordance with the determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Spansion Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers. Unless the Board of Directors modifies its determination on the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at the 2014 annual meeting of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis presents material information necessary to understand the objectives and policies of our compensation program for the following Named Executive Officers of Spansion:

•	John H. Kispert, President and Chief Executive Officer

•	Randy W. Furr, Corporate Executive Vice President and Chief Financial Officer

•	Glenda Dorchak, Former Corporate Executive Vice President and General Manager of Global Business

•	Scot A. Griffin, Corporate Senior Vice President, General Counsel and Secretary

•	Jay Legenhausen, Corporate Senior Vice President, Worldwide Sales

Ms. Dorchak began her employment with Spansion in April 2012 and retired from Spansion effective June 30, 2013.

Throughout this discussion and in the following tables, these individuals are referred to as the “Named Executive Officers” and the Compensation Committee of the Board of Directors is referred to as the “Compensation Committee.”   In addition, our short-term cash incentive plan is referred to as the “Employee Incentive Plan” or the “EIP” and our performance-based restricted stock units are referred to as “PSUs.”

Business Highlights and Overview

We are a leading designer, manufacturer and developer of Flash memory semiconductors.  The semiconductor industry, and the Flash memory market in particular, is highly competitive and subject to rapid changes in demand, pricing and product mix that are difficult to predict. Market forces, economic downturns and natural disasters can significantly impact our business. Unlike larger memory companies, which compete on volume, Spansion competes on service and differentiated products.  Although historically, we served both the embedded and wireless groups of applications, beginning in 2009, we started focusing primarily on the embedded market due to its longer life cycles and higher gross margins. The embedded Flash memory market is served by NOR and NAND Flash memory solutions.  Our products are primarily NOR solutions, although we began to offer certain NAND solutions in 2012.

For 2012, Spansion’s revenue was $916 million. Despite challenges in the global economy, increased inventory in the channel and aggressive competitive price pressures in the second half of the year, we executed well and remained the leader in Flash memory for embedded markets. We introduced 13 new products and increased design wins 23 percent over 2011, with migration to newer products accelerating in the second half of the year.

2012 was an excellent year for product introductions:

•
We expanded our portfolio for serial Flash memory and achieved the industry’s highest performance serial Flash memory products with an 80 MHz double data rate (DDR) interface, delivering up to 80 megabyte per second bandwidth.

•
We introduced the industry’s first monolithic 8 gigabit NOR product, utilizing -45 nanometer (nm) process technology. Our proprietary 45nm MirrorBit® technology and our unique design architecture allow us to deliver the fastest read and program speeds for NOR Flash memory in the industry.

•
We launched and qualified 1-4 gigabit NAND products for embedded applications and achieved fiscal 2012 revenues from customers making set top boxes, VoIP phone systems, and digital TVs among other end products. We launched the Spansion Acoustic Coprocessor (ACP), the industry's first human machine interface (HMI) coprocessor designed to improve voice recognition systems in automotive, gaming and consumer electronics, significantly improving response time and accuracy over conventional voice interfaces. Spansion ACP is an important step forward on our strategic path to deliver programmable system solutions that combine memory and logic to deliver more value-added solutions to customers.

We filed for Chapter 11 bankruptcy in March 2009 and emerged from bankruptcy in May of 2010.  At the time we emerged from bankruptcy, we reserved approximately 46.2 million shares for payment of bankruptcy claims.  As of the end of fiscal 2012, we had settled or otherwise resolved almost all of the bankruptcy claims and distributed or retired all but approximately 1 million shares in that reserve.  In the course of settling or otherwise resolving bankruptcy claims, we retired approximately 12.1 million shares, 3.1 of which were retired in 2012.  As of the end of fiscal 2012, we had approximately 57 million shares of common stock outstanding.

As a result of the bankruptcy, the Company’s previously issued common stock was cancelled, including all equity held by employees at the time.  Our Chief Executive Officer, Mr. Kispert, and Chief Financial Officer, Mr. Furr, joined the Company in 2009 and led the Company successfully out of bankruptcy.  They were not awarded any equity until the Company emerged.

Our executive compensation program links executive pay to Spansion’s business model and the interests of shareholders by maximizing our limited available equity pool relative to our peers, requiring stock price growth and attaching stringent performance metrics to a significant portion of the equity awards.  To continue to drive performance of the top executive team and ensure their compensation aligns with the objectives of our shareholders, the Company has introduced Equity Ownership policies in 2012, discussed below. Our cash programs are also tied to stringent performance metrics. As shown below, the compensation program for 2012 was designed to deliver approximately 80 percent of Mr. Kispert’s compensation and 75 percent of Mr. Furr’s compensation based on performance against specific financial objectives and stock price growth.  Approximately 60 percent of total compensation is based on performance for the remaining Named Executive Officers.
(1)	Excludes Other Compensation (<1%)
(2)	These PSUs are the minimum that vest regardless of Company performance

Achieving revenue and operating margin has been key to our success and leadership position. The Company believes these metrics encourage a balanced approach that focuses on generating corporate revenue while controlling operating expenses.  If the Company is not profitable at a reasonable level, there are no payouts under the EIP and only a minimum number of PSUs will vest.  While these metrics may evolve over time, and a modification is planned for our performance-based equity program for 2013, Spansion’s 2012 annual incentive program and performance-based equity program are tied to the achievement of our annual revenue and operating margin objectives.  The objectives were set for 2012 in January 2012 with the expectation that the Compensation Committee would review the objectives for the second half based on market and business conditions.  In July and August of 2012, the Compensation Committee re-evaluated the 2012 annual performance goals in view of global macroeconomic trends as well as specific NOR market conditions.  At that time, the Compensation Committee determined that the initial annual objectives were overly aggressive.  The Compensation Committee determined that going into the second half of the year there would be substantial downward pressure on margins as the competition tried to regain market share.  Accordingly, the Compensation Committee reduced the 2012 performance objectives, which apply to the EIP and the PSU plans (including the Bonus Replacement PSUs), to more accurately reflect what they believed to be realistic expectations.  The initial target annual revenue and operating margin (as defined in the EIP) objectives were $959 million and 10.60%, respectively.  The final fiscal year target objectives, approved by the Compensation Committee in August of 2012, were $942 and 9.42%, respectively. In order to fund the 2012 performance-based plans, revenue and operating margin performance were required to exceed 90 percent and 85 percent, respectively, of the stated target objective.

Our performance objectives and results for both the first half and the full year are summarized below:

	First Half				Annual
	Threshold	Target	Maximum	Results	Threshold	Target	Maximum	Results
Revenue ($M)	407.0	447.0	547.0	452.2	848.0	942.0	1,130.0	915.9
Operating Margin	5.12%	6.12%	9.12%	8.50%	8.01%	9.42%	12.25%	11.23%

As a result, our eligible Named Executive Officers earned both mid-year and annual payments under the EIP, and vested in their performance-based equity plans commensurate with this performance.  See the discussion below beginning on page 38 for more details.

Impact of the Advisory Vote on Executive Compensation

Spansion provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say on pay proposal”). At Spansion’s annual meeting of shareholders held in May 2012, approximately 80% of our stockholders who voted their shares voted in favor of the say on pay proposal. The Compensation Committee believes this affirms stockholders’ support of Spansion’s approach to executive compensation, but also recognizes that there is room to improve our programs. The Board of Directors and the Compensation Committee made the following enhancements to our program in 2012:

1)	Modified our 2013 peer group, replacing two companies with two others that are more aligned with Spansion’s revenue and employee headcount objectives.

2)	Added Stock Ownership guidelines for our Named Executive Officers and the Board of Directors. See details on page 43 and page 21.

3)	Added a Compensation Recovery Policy (a “clawback” policy) for our Named Executive Officers. See details on page 43.

In addition, for performance-based equity awards made starting in 2013, we plan to make modifications to our program to:

1)
Clearly differentiate between time-based vesting and performance-based vesting of restricted stock units.  Our PSU program currently calls for a minimum vesting of 50 percent of the award, which means half of the award vests regardless of Company performance. Going forward, we plan to provide separate performance-based and time-based restricted stock unit awards to clearly differentiate those shares that vest based on performance.

2)
Measure and pay for performance using a larger set of metrics.  Our PSU program is currently based on the same two performance metrics as the EIP.  While we felt that it was important to tie compensation for our Named Executive Officers to these objectives during our transformation, we have selected relative total shareholder return for our PSU program going forward.  This will provide additional balance and focus on broader performance measures.

The Compensation Committee will continue to consider the outcome of Spansion’s say on pay votes and apply the same level of scrutiny and analysis when making future compensation decisions for named executive officers.

Roles and Responsibilities

The role of the Compensation Committee is to oversee Spansion’s compensation strategies and programs for our executive officers, including total compensation for the Named Executive Officers. The role of Spansion’s Human Resources team and management is to design Spansion’s executive compensation programs, policies and governance and make recommendations to the Compensation Committee regarding these matters. Management is responsible for, among other things:

•	Reviewing the effectiveness of the compensation programs, including competitiveness and alignment with Spansion’s objectives;

•	Recommending changes to compensation programs, as may be required, to ensure achievement of all program objectives;

•	Recommending salaries, bonuses and other awards for Named Executive Officers other than the Chief Executive Officer; and

•	Reviewing and making recommendations with respect to the adoption and approval of, or amendments to, company-wide incentive compensation plans.

The Board of Directors and the Compensation Committee are each authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs.

In October 2010, the Compensation Committee engaged Radford, an Aon Hewitt Company (“Radford”), as its independent compensation consultant. Radford reports directly to the Compensation Committee, which has the sole authority to direct Radford’s work. Radford has not performed and does not currently provide any services to management or Spansion, other than the services Radford provides to the Compensation Committee. However, the Company purchases general salary and benefit surveys published by Radford. The Compensation Committee conducted a detailed review of various firms and their qualifications and selected Radford to advise on executive compensation matters given its expertise in the technology industry and its knowledge of our peer companies. After reviewing these and other factors, the Compensation Committee determined that Radford was independent and that its engagement did not present any conflict of interest.  Radford provided the following services as requested by the Compensation Committee:

•	Recommendations on composition of the peer group for 2012;

•	Compensation data relating to executives at the selected companies in the peer group or broader high technology companies when indicated;

•	A comprehensive review of the total compensation arrangements for all of our executive officers;

•	Advice on our executive officers’ compensation;

•	Advice on competitive practices for and a review of executive and board of directors equity ownership guidelines and compensation recovery policies;

•	Advice on the equity program design, including analysis of types of awards and equity mix, aggregate share usage, target grant levels and metrics for performance-based awards;

•	A review of the Board of Directors’ compensation; and
•	Other projects as requested by the Compensation Committee.
            All other analyses related to executive compensation for 2012 were conducted internally, relying primarily on data from Radford Associates, which provides compensation and benefits data specializing in the technology sector. Internal analyses included gathering and analyzing data, and reviewing and advising on principal aspects of executive compensation. Base salaries, equity awards, and bonuses for executive officers were among the items reviewed based on market data provided by Radford.

Compensation Program Philosophy and Objectives

Spansion has a market-based, “pay for performance” compensation philosophy that is designed to attract, retain and reward talented Named Executive Officers while supporting our business strategy. In line with that philosophy, a significant percentage of the total potential compensation for the Named Executive Officers is performance-based. The Compensation Committee periodically reviews relevant market data to determine the appropriate components of, and level for, the Named Executive Officers’ compensation.

The compensation program for the Named Executive Officers is designed to:

•	Recognize and reward executives for achieving both Company and individual performance objectives in support of Spansion’s business strategy;

•	Provide competitive pay opportunities relative to the Compensation Peer Group (as defined below);

•	Align the respective interests of the Named Executive Officers and our stockholders through compensation that varies based on achievement of financial objectives; and

•	Maintain flexible pay programs that can be modified to respond to changes in competitive trends and Spansion’s business strategy and financial position.

Generally, we set compensation for the Named Executive Officers in the same manner used to set compensation for our other executives. Details regarding the specific compensation for each of our Named Executive Officers are set forth in the Fiscal 2012 Summary Compensation Table beginning on page 47.

In preparation for decisions regarding compensation actions for each of the Named Executive Officers for the upcoming year, the Compensation Committee considers each Named Executive Officer’s performance, contributions, role and responsibilities, leadership abilities, growth potential and compensation relative to peers within Spansion. The Compensation Committee also considers the competitive market for comparable executives in the Compensation Peer Group. Following this review, the Compensation Committee sets the compensation for the Chief Executive Officer and for the other Named Executive Officers, considering the Chief Executive Officer’s compensation recommendations for each of the other Named Executive Officers.

Competitive Market Data

Radford, as the Compensation Committee’s independent compensation consultant, made recommendations on a Compensation Peer Group for fiscal 2012. Similar to prior reviews, the Compensation Committee considered companies within the semiconductor industry with revenue (generally between $500 million and $2.5 billion), number of employees (generally between 1,500 and 7,000), location and scope of international operations similar to Spansion. In addition, the scope was broadened to include a limited number of companies in the software and semiconductor equipment industries to better reflect our talent pool. While market capitalization is a typical criterion used in the selection of peer companies, given the challenging economic environment and the pricing pressure in the competitive market, this has resulted in a depressed valuation for a number of companies in the sector.  This led the Compensation Committee to focus more heavily on revenue and employee headcount in defining the peer group.  Based on this review, ten companies were removed from the fiscal 2011 Compensation Peer Group and seven companies were added.

Removed for 2012	Added for 2012
Atheros Communications	Analog Devices
Cree, Inc.	Candence Design Systems
Fairchild Semiconductor Corporation	KLA Tencor
Linear Technology	Mentor Graphics
Micron Technology	Microsemi Corporation
National Semiconductor	PMC Sierra
Omnivision Technologies	Synopsys
SanDisk Semiconductor
TriQuint Semiconductor
Xilinx

Where companies fell outside of the parameters noted above, they were considered key competitors within our business and/or represented competitors for key talent.  For some positions, we also considered compensation data from SanDisk and NVIDIA.  Although Spansion is at the low end of the peers in terms of revenue, the Compensation Committee believed the group is reflective of the Company’s target market for key talent.

The Compensation Committee established the 2012 Compensation Peer Group as follows (details provided via Equilar):

2012 Compensation Peer Group
	Most Recent Fiscal Year
Company	FY End	# of Employees	Revenues
ALTERA CORP	12/10	2,666	$1,954.4
ANALOG DEVICES INC	10/10	8,500	$2,761.5
ATMEL CORP	12/10	5,200	$1,644.1
CADENCE DESIGN SYSTEMS INC	12/10	4,600	$936.0
CYPRESS SEMICONDUCTOR CORP	12/10	3,500	$877.5
INTERNATIONAL RECTIFIER CORP	06/11	4,920	$1,176.6
INTERSIL CORP/DE	12/10	1,762	$822.4
KLA TENCOR CORP	06/11	5,500	$3,175.2
LSI CORP	12/10	5,718	$2,570.0
MAXIM INTEGRATED PRODUCTS INC	06/11	9,370	$2,472.3
MENTOR GRAPHICS CORP	01/11	4,700	$914.8
MICROCHIP TECHNOLOGY INC	03/11	6,970	$1,487.2
MICROSEMI CORP	09/10	2,250	$518.3
ON SEMICONDUCTOR CORP	12/10	14,307	$2,313.4
PMC SIERRA INC	12/10	1,449	$635.1
RF MICRO DEVICES INC	03/11	3,726	$1,051.8
SKYWORKS SOLUTIONS, INC.	09/10	3,700	$1,071.8
SYNOPSYS INC	10/10	6,707	$1,380.7

SPANSION INC.	12/10	3,400	$1,168.3

In August of 2012, the peer group was modified slightly for 2013, using similar criteria for 2012.  To bring the peer group into better alignment with our revenue and employee headcount objectives, we replaced two of the larger companies, ON Semiconductor Corp and KLA Tencor Corp, with Fairchild Semiconductor International, Inc. and Teradyne, Inc.

The Compensation Committee established the 2013 Compensation Peer Group as follows:

2013 Compensation Peer Group
	Most Recent Fiscal Year
Company	FY End	# of Employees	Revenues
ALTERA CORP	12/11	2,884	$2,064.5
ANALOG DEVICES INC	10/11	9,200	$2,993.3
ATMEL CORP	12/11	5,200	$1,803.1
CADENCE DESIGN SYSTEMS INC	12/11	4,700	$1,149.8
CYPRESS SEMICONDUCTOR CORP	12/11	3,400	$995.2
FAIRCHILD SEMICONDUCTOR INTERNATIONAL INC	12/11	8,817	$1,588.8
INTERNATIONAL RECTIFIER CORP	06/12	4,911	$1,050.6
INTERSIL CORP/DE	12/11	1,643	$760.5
LSI CORP	12/11	4,588	$2,044.0
MAXIM INTEGRATED PRODUCTS INC	06/12	9,065	$2,403.5
MENTOR GRAPHICS CORP	01/12	4,800	$1,014.6
MICROCHIP TECHNOLOGY INC	03/12	6,923	$1,383.2
MICROSEMI CORP	09/11	2,700	$835.9
PMC SIERRA INC	12/11	1,564	$654.3
RF MICRO DEVICES INC	03/12	3,986	$871.4
SKYWORKS SOLUTIONS, INC.	09/11	4,400	$1,418.9
SYNOPSYS INC	10/11	6,803	$1,535.6
TERADYNE INC	12/11	3,200	$1,429.1

SPANSION INC.	12/11	3,375	$1,069.9

The Compensation Committee continues to periodically review and update the Compensation Peer Group, as appropriate.

Market Positioning

Total compensation for the Named Executive Officers, considering market data primarily for the Compensation Peer Group for base salary, bonus and equity awards (Total Direct Compensation or TDC), has historically been targeted between the 50th and 60th percentiles for compensation paid to similarly situated executives in the Compensation Peer Group. This remains our long-term market positioning objective. We set these targets slightly higher than the median compensation of executives in the Compensation Peer Group to better position Spansion to attract, retain and reward highly qualified executive officers.

Due to the emergence from bankruptcy in 2010, and a challenging fiscal 2011, the Company was facing retention and incentive challenges for 2012.  As a result, the Compensation Committee targeted total direct compensation above the 75th percentile for Messrs. Kispert and Furr for 2012.   Total direct compensation remained targeted between the 50th and 60th percentiles, consistent with our long-term objectives, for the remaining Named Executive Officers, with a focus on internal alignment for Ms. Dorchak in her newly hired role.

When setting actual compensation for 2012, the Compensation Committee also considered the negative impact on both recruitment and retention associated with a company that has filed for bankruptcy, a depressed stock price leading to stock options that were underwater from prior year awards and the desire to drive our executives to meet our financial goals. Actual compensation positioning may vary within a reasonable range of the targeted philosophy based on additional factors, including current market conditions, the degree to which our jobs align with peer group market data, corporate performance and individual performance.

Our targeted and actual market positioning, referenced against the 2012 peer companies, for TDC is summarized as follows for each of the Named Executive Officers:

Named Executive Officer	Long Term TDC Positioning Objective (Percentile)	2012 Targeted TDC Positioning (Percentile)	2012 Actual TDC Positioning (Percentile)
John H. Kispert	50th - 60th	>75th	>75th
Randy W. Furr	50th - 60th	>75th	>75th
Glenda Dorchak	50th - 60th	Internal Alignment	Internal Alignment
Scot A. Griffin	50th - 60th	50th - 60th	~50th
Jay Legenhausen	50th - 60th	50th - 60th	~50th

Performance Evaluations

We generally conduct performance evaluations of all Spansion employees, including our Named Executive Officers. As part of the annual evaluation of Named Executive Officers, we consider a number of performance criteria, including among other things, each Named Executive Officer’s ability to:

•	Meet specific performance objectives;

•	Set the strategy and direction of their organizations, consistent with Spansion’s overall objectives; and

•	Effectively lead their organizations.

The Chief Executive Officer evaluates the performance of each of the other Named Executive Officers, and presents the evaluations to the Compensation Committee for review and approval. The Compensation Committee performs an independent evaluation of the Chief Executive Officer’s performance.

2012 Executive Compensation Components

Spansion seeks to achieve the compensation program objectives, as provided in the “Compensation Program Philosophy and Objectives” section above through five principal compensation components:

•	Base salary;

•	Short-term performance-based incentive compensation;

•	Long-term equity-based incentive compensation;

•	Change of control agreements; and

•	Benefits.

Pay Component Mix

The 2012 targeted pay component mix, assuming target annual incentives and grant date equity values, for each of our Named Executive Officers is depicted below.
(1)	Excludes Other Compensation (<1%)
(2)	These PSUs are the minimum that vest regardless of Company performance
(3)	In lieu of Annual Incentive for 2012 and 2013

Our performance-based compensation, including cash and equity, is structured so that when our corporate performance meets or exceeds our established objectives, our Named Executive Officers have an opportunity to receive incentive compensation equal to or greater than comparable market targets. When our corporate performance does not meet our established objectives, our Named Executive Officers receive incentive compensation that is generally below comparable market targets. To ensure that any payouts earned through the short-term and long-term incentive programs provide appropriate alignment between pay and performance, the Compensation Committee established aggressive financial performance targets.  As shown above, a significant portion of compensation is at risk in the event that our minimum objectives are not achieved.

The details of Spansion’s practices with respect to each of the components are set forth below.

Base Salary

Spansion provides base salaries to compensate Named Executive Officers for services performed during the fiscal year. Each executive officer’s salary is intended to reflect the individual’s job responsibilities and value to Spansion in terms of expertise and performance, considering competitive market data and internal pay relationships. Our primary focus in terms of market positioning is on total direct compensation (base salary, annual incentives and long-term incentives combined).

Base salary for Mr. Kispert was set above the 75th percentile and for Mr. Furr at the 75th percentile to ensure their retention in a highly volatile industry.  Their salary positioning was established as part of their employment package in 2009, and was positioned to attract them to the Company either right before or during the bankruptcy and in light of the fact that the Company was unable to offer them equity compensation at the time.  They have not received salary increases since their date of hire.  The base salary for Ms. Dorchak approximates the 75th percentile in the market and was established to align internally.  Base salaries for Messrs. Griffin and Legenhausen were set at approximately the 50th percentile commensurate with their Spansion experience and internal alignment.

The Compensation Committee agreed with the Chief Executive Officer’s recommendation to not increase base salaries for any of our Named Executive Officers in 2011 or 2012 because their salaries were within a reasonable range of our stated targets.

  Targeted base salary percentiles, and our approximate positioning for 2012 for our Named Executive Officers compared to similarly situated executives for our 2012 peer companies, along with actual 2012 base salaries are summarized below.  Further details can be found in the Summary Compensation Table on page 47.

Named Executive Officer	2012 Targeted Positioning (Percentile)	2012 Actual Positioning (Percentile)	Base Salary as of December 30, 2012 ($)
John H. Kispert	60th-75th	>75th	900,000
Randy W. Furr	60th-75th	75th	440,000
Glenda Dorchak	50th-60th	75th	400,000
Scot A. Griffin	50th-60th	50th	350,000
Jay Legenhausen	50th-60th	50th	325,000

Short-Term Performance-Based Incentive Compensation

Employee Incentive Plan

Objectives. Under the EIP, cash incentive awards are paid contingent upon achievement of pre-established performance goals, which are generally set annually. The objectives of the EIP are to drive achievement of certain revenue and operating profit goals. When the objectives for both measures are achieved, the Named Executive Officers will be rewarded. The Compensation Committee established specific performance goals and set threshold, target and maximum performance levels for these goals based upon our Board-approved internal operating plan for fiscal 2012, as discussed above.

Messrs. Kispert and Furr are not eligible to participate in the EIP for fiscal years 2012 and 2013.  Instead, the Compensation Committee provided them with a separate PSU award (the Bonus Replacement PSUs).  The award is tied to the same objectives as the EIP for the other Named Executive Officers; however, the Compensation Committee determined that an additional linkage to Spansion’s stock price performance was in the best interest of the Company.   This award is described in more detail below.

Target Annual Incentive Opportunity. The Compensation Committee also set the target annual cash incentive opportunity for fiscal 2012 (expressed as a percentage of annual base salary) for each Named Executive Officer, based on the peer group data analysis conducted internally with guidance from the external compensation consultants. The targets for the Named Executive Officers, other than Messrs. Kispert and Furr, were set between the 50th and 75th percentiles, consistent with our desire to retain these key executives and enable Spansion to meet its business goals and emphasize variable, performance-based pay. No changes to target annual incentive opportunities were made from 2011 to 2012 for our Named Executive Officers.

First Half Opportunity.  For 2012, the Compensation Committee approved a First Half Award for the annual participants in the EIP, including the eligible Named Executive Officers.  A mid-year payment of up to 100 percent of their targeted award, based on semi-annual base salary, would be made if performance objectives established for the first half of the year were met.  Any First Half Award would then be deducted from the full annual award at year-end, if earned.

Award Calculation. The EIP provides the following formula for determining the fiscal 2012 cash incentive award for all eligible Named Executive Officers:

First Half Award:

Final Annual Award:

In the above formulas:

•	Base Salary is calculated using the annualized salary in effect thirty days prior to the end of the measurement period. Base salary is adjusted based on date of hire if applicable.

•	Participant Target is the annual award opportunity expressed as a percent of annual base salary.

•
Company Performance Multiplier is Spansion’s percentage achievement determined based on performance against our Company objectives. For the First Half Award, the Company Performance Multiplier ranges from 0 to 100 percent; there is no opportunity to earn more than 100 percent of the targeted award for the First Half.  For the Final Annual Award, the Company Performance Multiplier ranges from 0 for achievement below the threshold objectives, to 100 percent for achievement at target, to 200 percent for achievement at or above the maximum objectives. If any of the threshold objectives were not achieved, our Named Executive Officers would not have earned an annual cash incentive award for fiscal 2012.

•
Individual Performance Modifier reflects the Named Executive Officer’s achievement of his or her individual annual performance objectives, which were approved by the Compensation Committee.  It ranges from 50 percent to 150 percent. The Individual Performance Modifier applies to the Final Annual Award calculation only.  The Named Executive Officers’ individual annual performance objectives for fiscal 2012 generally required contributions to:  achievement of the corporate financial metrics, introduction of new products, increased market share and achievement of improved customer satisfaction metrics. Although individual participants may earn up to 150 percent of the award based on their individual performance, the maximum amount fundable for all EIP participants during the plan period is equal to the aggregate of:  (Annual Base Salary x Participant Target x Company Performance Multiplier) for all participants. Thus, the maximum award payable to any of the Named Executive Officers is 300 percent of their target (i.e., Target x 200% x 150%). However, the sum of all awards is not to exceed 200 percent of the aggregate of the target awards for all participants, if maximum Company performance is achieved.

Performance Objectives and 2012 Results. The Compensation Committee determined that the eligible Named Executive Officers could earn an award under the EIP for fiscal 2012 only if Spansion achieved threshold revenue and operating profit margin objectives, as those measures are defined in the EIP. If Spansion exceeded the threshold revenue and operating profit margin objectives, the Named Executive Officers could earn larger awards. The Compensation Committee set the corporate and individual goals under the EIP for fiscal 2012 with the expectation that the goals could only be achieved with considerable effort and alignment on the part of the management team. Therefore, maximum awards would reflect exceptional performance by the management team. Spansion did achieve its First Half objectives and therefore 100 percent of the first half opportunity was paid in July of 2012.  In addition, the Company achieved annual performance resulting in a Company Performance Multiplier of 130 percent. Spansion’s 2012 financial objectives and actual results are detailed in Business Highlights and Overview, above.

Fiscal 2012 Payouts.

The Compensation Committee determined that the Company performed at the 130% level and applied the Company Performance Multiplier to the PSU vesting. However, to conserve cash and to bring these executives cash bonuses more in line with what the employees eligible for quarterly bonuses have received for 2010, 2011 and 2012, the Company Performance Multiplier for the cash bonus was reduced from 130% to 115%.

The target annual cash incentive opportunity amounts and actual cash incentive earned under the EIP for fiscal 2012 for each eligible Named Executive Officer were as follows:

	Annual Salary	Target Incentive		First Half Award	Fiscal Annual Award	Total 2012 Award
Named Executive Officer	($) (1)	(%) (2)	($)	($)	($)	(%)	($)
John H. Kispert	Not Applicable
Randy W. Furr	Not Applicable
Glenda Dorchak (3)	264,000	80	211,200	53,280	153,168	78	206,448
Scot A. Griffin	350,000	60	210,000	105,000	136,500	69	241,500
Jay Legenhausen	325,000	60	195,000	97,500	126,750	69	224,250
(1) Annualized base salary for 2012.
(2) Target cash incentive percentages approved by the Compensation Committee.
(3) Ms. Dorchak's base salary and award is prorated based on her employment date.

2012 and 2013 Bonus Replacement PSUs.  As noted above under Short-Term Performance-Based Incentive Compensation, Messrs. Kispert and Furr were provided with additional PSUs in lieu of participation in the EIP for fiscal years 2012 and 2013, because the Compensation Committee determined that an additional linkage to Spansion’s stock price performance was in the best interest of the Company.

The number of Bonus Replacement PSUs awarded were based on the previous annual EIP targets of 200 percent of base salary for Mr. Kispert and 125 percent of base salary for Mr. Furr, assuming an approximate price of $9.00 per share (Spansion closed fiscal 2011 at $7.77 per share).  Vesting of these shares is subject to similar performance conditions as the EIP, described as follows:

•	All shares are subject to performance-based vesting, using the same financial objectives as the EIP described above.

•
Fifty percent of the award was eligible for vesting one year from the anniversary date of the grant (on January 31, 2013).  Similar to the EIP in 2012, up to 50 percent of that portion of the award was eligible to vest mid-year (July 31, 2012) if our mid-year performance objectives were achieved.

•
For 2012, performance objectives apply to both the first-half and annual vesting.  Vesting ranges from 0 percent for achievement below the threshold objectives to 100 percent for achievement at or above the target objectives.

•	There is no opportunity to vest more than 100 percent of the eligible shares. Unlike the other PSUs, described below, there is no minimum vesting provision.

•	The remainder of the award is eligible to vest on January 31, 2014, under the EIP performance objectives established by the Compensation Committee for 2013.

•	Any shares not vested are forfeited.

For the Bonus Replacement PSUs for 2012, similar to the EIP, the Company met its mid-year objectives and fifty percent of the shares eligible to vest in 2012 vested on July 31, 2012.  Also in line with the EIP, the Company achieved an annual performance level exceeding 100 percent, consequently, the remaining eligible shares vested on January 31, 2013.

The table below displays the mid-year and January 31, 2012 bonus replacement PSU award vesting based on fiscal 2012 performance.  The grant date value for the full two-year award is reflected in the Summary Compensation Table.

				2012 Bonus Replacement Shares
				Mid-Year Vested		Year-End Vested		Total Vested
Named Executive Officer	Grant Year	2-Year Award (Shares)	Shares eligible to Vest for 2012	Mid-Year Perf	Shares	2012 Perf	Shares	Shares
John H. Kispert	2012	400,000	200,000	100%	100,000	100%	100,000	200,000

Randy W. Furr	2012	122,222	61,111	100%	30,556	100%	30,555	61,111

Long-Term Equity-Based Incentive Compensation

Goals of Equity Compensation. A fundamental tenet of our compensation philosophy has been that equity participation by the Named Executive Officers creates a vital long-term partnership between the Named Executive Officers and our stockholders. We believe that equity-based compensation promotes equity ownership among the Named Executive Officers, drives performance toward the achievement of long-term stockholder value, provides balance to the awards provided under the EIP, and helps to promote the retention of the officers through vesting contingencies.

2010 Equity Incentive Award Plan. Upon Spansion’s emergence from the Chapter 11 Cases, the Board of Directors approved the 2010 Equity Incentive Award Plan (the “Stock Plan”).

Types of Equity Compensation. The Compensation Committee, with input from management and our Chief Executive Officer, determined the mix of equity incentive awards to achieve the desired level of equity compensation and the desired performance and retention objectives. For fiscal 2012, the Compensation Committee determined that the appropriate equity mix, based on estimated grant date value, for our Named Executive Officers, is approximately 60 percent stock options and 40 percent PSUs, with some variation based on individual performance, experience and potential.  The equity mix considers our Compensation Peer Group’s practices, while retaining a strong emphasis on corporate and individual performance (based on stock price appreciation for stock options, and the achievement of pre-established performance objectives for PSUs).

Award Opportunity. The Compensation Committee set the target equity opportunity for each Named Executive Officer for fiscal 2012. The Compensation Committee’s decision to approve the 2012 equity awards was based primarily on an analysis of the 2012 peer company data and the advice of Radford. In addition, the Compensation Committee considered that Messrs. Kispert and Furr had no stock holdings before 2010, the desire to ensure retention of these key executives, and the Named Executive Officer’s role, responsibilities, performance against goals and expected contributions to Spansion. In the case of Ms. Dorchak, the Compensation Committee also considered internal equity when developing an attractive and competitive compensation package.

Award Vesting. The vesting provisions for stock options and PSU awards are described below.

•	Stock Option vesting is time-based, with 33 percent of the stock options vesting each year.

•	PSU vesting is as follows:

-
The 2012 PSU award vests annually over three years. The vesting period was changed to three years for all employees in 2012 from four years in 2010 and 2011.  This enabled the Company to provide similar annual vesting value to our employees.

-
Similar to the EIP, a matrix reflecting annual financial objectives was used to determine the vesting multiplier for each vesting year.  Multipliers range from a minimum of 50 percent for achievement of results at or below the threshold objectives to 150 percent for achievement of results at or above the maximum objective.

-	Once established, the multiplier is applied to the shares eligible to vest in that year (e.g., one third of the 2012 award, one-fourth of the 2011 and 2010 awards).

-	Shares not vested if the performance goal is not achieved are carried forward and forfeited if not earned by the last performance year.

-
If performance is above target in a particular year, up to 150 percent of the eligible shares may vest.  Shares carried forward from prior years will be used before shares are accelerated.  While up to 150 percent of the eligible shares may vest in a given year, no more than 100 percent of the award may vest over the entire vesting period.

-	If the threshold objectives are not achieved, our Named Executive Officers vest only the 50 percent minimum of the eligible shares.

2012 Equity Awards. The awards for Messrs. Kispert and Furr were set above the 90th percentile and those for the other Named Executive Officers, between the 50th and 75th percentiles, in alignment with our objectives stated above and to help ensure the leadership team was incented to perform by having a meaningful stake in the Company. The table below displays the fiscal 2012 stock option and PSU awards for each Named Executive Officer; it excludes the Bonus Replacement PSUs for Messrs. Kispert and Furr.

Named Executive Officer	2012 Option Awards	2012 PSU Awards
John H. Kispert	700,000	250,000
Randy W. Furr	275,000	130,000
Glenda Dorchak	80,000	50,000
Scot A. Griffin	60,000	15,000
Jay Legenhausen	75,000	25,000

PSU Objectives and 2012 Results. The Compensation Committee set the corporate goals for the PSUs for fiscal 2012 with the expectation that the goals could only be achieved with considerable effort and alignment on the part of the management team.  Therefore, maximum awards would reflect exceptional performance by the management team. The 2012 objectives and results are described in Business Highlights and Overview, above.   Spansion exceeded its target objectives for 2012 and therefore 130 percent of the performance-based RSUs were earned.

2010, 2011 and 2012 PSU Award Vesting. The table below displays the January 31, 2013 PSU award vesting for the 2010, 2011 and 2012 PSU awards based on fiscal 2012 performance.

		2010, 2011 & 2012 PSUs
Named Executive Officer	Grant year	Shares Eligible to Vest	2012 Perf.	Shares Vested
John H. Kispert	2012	83,333	130%	108,332
	2011	26,250	130%	34,125
	2010	107,944	130%	140,327
Randy W. Furr	2012	43,333	130%	56,332
	2011	13,750	130%	17,875
	2010	53,972	130%	70,163
Glenda Dorchak	2012	16,666	130%	21,665
Scot A. Griffin	2012	5,000	130%	6,500
	2011	20,000	130%	26,000
Jay Legenhausen	2012	8,333	130%	10,832
	2011	5,000	130%	6,500

2013 Equity Program Changes.  For 2013, equity grants to Named Executive Officers will be allocated between stock options, restricted stock units (RSUs) and PSUs as follows, based on the values of the award:  25% time-based stock options, 25% time-based RSUs and 50% PSUs, with PSU vesting using relative shareholder return as the performance measurement over two 18-month periods.  There will be no carry-forward feature with the new PSU program.

Equity Ownership Guidelines

In November 2012, the Compensation Committee recommended and the Board of Directors approved Spansion equity ownership guidelines for both our Named Executive Officers and the Board of Directors, as discussed separately under Director Compensation.  These guidelines are intended to align the financial interests of Spansion’s executive officers with the interests of the shareholders by ensuring that they develop a meaningful ownership position in the Company.  The Named Executive Officers are required to own a minimum of a specified number of shares, set as an approximate multiple of their base salary, within five years of becoming subject to the guidelines per the table below.   While Spansion did not have guidelines in place before 2012, our Named Executive Officers have elected to retain ownership of Company stock. Their current holdings are indicated in the Security Ownership of Directors and Executive Officers section of the Proxy Statement on page 25.

Named Executive Officer	Approximate Multiple of Base Salary	Minimum Number of Shares to be Owned (by 2017)
John H. Kispert	3.0	225,000
Randy W. Furr	1.5	52,500
Glenda Dorchak	1.5	52,500
Scot A. Griffin	1.0	27,500
Jay Legenhausen	1.0	27,500

Compensation Recovery (“Clawback”) Policy

In November of 2012, the Compensation Committee recommended and the Board of Directors approved a Compensation Recovery Policy effective starting in fiscal year 2013.  The Board believes it is in the best interests of the Company and its shareholders to maintain and enhance a culture focused on diligent, responsible management and that discourages conduct detrimental to the Company’s sustainable growth.  All Named Executive Officers are subject to the policy.  The Compensation Recovery Policy provides that the Board of Directors may require reimbursement or forfeiture of all or a portion of any cash or equity compensation that was paid to an Officer based on financial results if 1) a restatement of the Company’s financial results is required, and 2) the Board determines that misconduct on the part of one or more of the Officers contributed to the Company’s obligation to file the restatement.  The Company will review and amend this policy to comply with any future regulatory requirements (e.g., the Dodd-Frank Act) once issued.

Change of Control Agreements

The Compensation Committee recognizes that from time to time Spansion may consider potential transactions that could result in a change of control of the ownership and management of Spansion. Therefore, the Compensation Committee determined that it is in the best interests of Spansion and its stockholders to provide the Named Executive Officers with an incentive in the form of certain benefits to maintain their focus and dedication to Spansion notwithstanding a possible transaction that could result in a change of control. Generally, change of control benefits for our Named Executive Officers are in the form of enhanced severance benefits.

Our Named Executive Officers entered into change of control severance agreements as follows: Messrs. Kispert and Furr in May of 2010; Messrs. Griffin and Legenhausen in November of 2011, and Ms. Dorchak in August of 2012. Under these double-trigger change of control severance agreements, the individuals will be entitled to receive a cash severance payment equal to 12-24 months base salary, accelerated vesting of all outstanding unvested equity awards, and payment of health coverage (medical, dental and vision) for 12-24 months. Cash severance payments under the change of control severance agreements are to be paid in lump sum no later than 60 days after the effective date of the employment termination. The change of control agreements do not include any tax gross-up provisions, whether in connection with the Sections 280G and 4999 of the Internal Revenue Code, or otherwise.

Additional details regarding our change of control severance agreements for each of our Named Executive Officers are set forth in the discussion under “Termination in Connection With a Change of Control” on page 52 and the tables that follow the discussion.

Benefits

Retirement Savings Plan. The Spansion Retirement Savings Plan (the “401(k) Plan”) is a tax-qualified 401(k) plan to which all U.S. employees may contribute on a before-tax basis up to the lesser of 89 percent of eligible pay or the contribution limit prescribed by the Internal Revenue Code. Spansion contributes to each employee’s 401(k) account $0.50 on each $1 of pay deferred by employees under the 401(k) Plan to a maximum of three percent of the employee’s eligible salary (e.g., if the employee defers 6 percent of salary, Spansion will contribute 3 percent).  The maximum Company match for 2012 is $7,500.

Spansion also has a Roth 401(k) component to the Plan. Employees may contribute to either the 401(k) or the Roth 401(k), or both, up to the annual IRS maximum limit for the year. All contributions to the 401(k) Plan, including Spansion’s matching contributions, are fully vested at the time the contribution is made. Spansion does not have a defined benefit pension plan.

Life, Accidental Death and Dismemberment (AD&D) and Long-Term Disability Insurance. We provide the Named Executive Officers who are employed in the U.S. with life and AD&D insurance such that the executive officer’s beneficiary will receive a death benefit of up to three times the executive’s annual base salary, up to a maximum of $3 million per plan. In addition, the Named Executive Officers are eligible to participate in our voluntary supplemental life and AD&D plans, and our Executive Long-Term Disability Plan, which pays up to $20,000 a month if an executive is unable to work due to a disability.

Health and Welfare and Other Benefits. Spansion offers health and welfare benefits, in accordance with applicable local regulations and competitive practice, to employees in all of the countries in which we operate. During fiscal 2012, the Named Executive Officers were eligible to participate in those plans offered in their respective work locations. In 2010, Spansion discontinued the vacation benefit for our U.S. executives. Residual vacation balances will be exhausted over time, with any balance paid out at termination. No adjustments to salary were made as a result of the elimination of this benefit. We may offer relocation benefits to employees when their job requires relocation. In the event that an executive officer voluntarily terminates his or her employment, additional benefits may be provided based on the circumstances of the termination as discussed on page 52 under “Potential Payments upon Termination, a Change of Control or Other Events.” Named Executive Officers who are terminated may be required to repay to Spansion a portion of any relocation benefits, sign-on bonus or retention bonus, depending on the terms of their agreement with Spansion.

Stock Trading Restrictions

Spansion generally prohibits Board members, Named Executive Officers and employees from engaging in short-term or speculative transactions in Spansion stock, including short sales, transactions in put options and hedging transactions. Spansion has also implemented equity compensation grant procedures that are intended to comply with evolving best practices.

Tax and Accounting Implications

$1 Million Deduction Limit. Section 162(m) of the Internal Revenue Code generally limits a tax deduction to public corporations for certain executive compensation in excess of $1 million per fiscal year. Certain types of compensation are deductible only if performance criteria are approved by stockholders. While the Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements with executive officers, deductibility is not the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, certain compensation paid by Spansion in fiscal 2012 or in the future may not be fully deductible under Section 162(m).  Salary and cash incentive compensation and equity awards granted to the Chief Executive Officer and certain other Named Executive Officers in fiscal 2012 will only be deductible to the extent that they do not aggregate in excess of $1 million or are paid when the Named Executive Officer is no longer a Named Executive Officer.

Accounting for Equity-Based Compensation. Spansion accounts for equity-based awards in accordance with the requirements of FASB ASC Topic 718, “Compensation-Stock Compensation.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Keith Barnes, Chair
Raymond Bingham
Ajay Shah

Fiscal 2012 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal year ended December 30, 2012.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Award ($)(2)(3)(4)		Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
John H. Kispert	2012	917,308	0	6,519,500	(4)	2,946,160	0	11,965	10,394,933
President and Chief Executive	2011	882,692	868,171	2,087,400		4,824,908	0	1,320	8,664,491
Officer	2010	865,385	868,171	4,537,955		4,045,295	3,550,000	1,560	13,868,366

Randy W. Furr	2012	448,462	0	2,529,787	(4)	1,157,420	0	8,738	4,144,407
Corporate Executive Vice President and	2011	433,231	434,085	1,093,400		1,838,060	0	872	3,799,648
Chief Financial Officer	2010	440,000	434,085	2,268,983		2,022,647	711,700	6,700	5,884,115

Glenda Dorchak (7)	2012	269,231	0	512,500		371,160	206,448	7,933	1,367,272
Former Corporate Executive Vice President and
General Manager of Global Business

Scot A. Griffin	2012	356,731	0	150,450		252,528	241,500	3,524	1,004,733
Corporate Senior Vice President,	2011	266,539	0	1,480,800		1,015,692	0	694	2,763,725
General Counsel and Secretary

Jay Legenhausen	2012	331,250	0	250,750		315,660	224,250	3,704	1,125,614
Corporate Senior Vice President,	2011	162,500	0	363,600		683,408	0	644	1,210,152
Worldwide Sales

(1)	For 2012, the salary column reflects 53 weeks of salary.
(2)	The 2012 Stock Awards column includes both the 2012 Annual PSU awards for each Named Executive Officer and 2012 and 2013 Bonus Replacement PSU awards for Messrs. Kispert and Furr. The amounts shown in the Stock Awards column reflect the aggregate grant date fair value for stock awards granted during the fiscal years ended December 26, 2010, December 25, 2011 and December 30, 2012. The grant date fair values are computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012, filed with the Securities Exchange Commission on February 25, 2013.
(3)	For the 2012 Annual PSU awards, the actual value that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, thus there is no assurance that the value eventually realized by the executive will correspond to the amount shown. If performance is above target in a particular year, up to 150 percent of eligible shares may vest but total shares vested over the three-year period cannot exceed the original grant; therefore, the grant date fair value of the award assuming the highest level of performance conditions will be achieved is the amount that is included in the table.
(4)	Reflects $4,012,000 (grant date value of 400,000 PSUs) and $1,225,887 (grant date value of 122,222 PSUs) for the 2012 and 2013 Bonus Replacement PSUs for Messrs. Kispert and Furr, respectively. The actual value, if any, that the executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, thus there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown. The award is eligible to vest over two years. Fifty percent of the award is eligible for vesting one year from the date of the grant (on January 31, 2013). Up to 50 percent of that portion of the award was eligible to vest mid-year (July 31, 2012) if mid-year performance objectives were achieved. Vesting ranges from 0 percent for achievement below the threshold objectives to 100 percent for achievement at or above the target objectives. The remainder of the award is eligible to vest on January 31, 2014, under the EIP performance objectives established by the Compensation Committee for 2013.
(5)	The amounts shown in the Option Awards column reflect the aggregate grant date fair value for non-qualified stock option awards granted during the fiscal years ended December 26, 2010, December 25, 2011 and December 30, 2012. The grant date fair values are computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012, filed with the Securities Exchange Commission on February 25, 2013. The actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, and upon the excess of the stock price over the exercise price, if any, on the date the award is exercised, thus there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown.

(6)	The amounts shown in the All Other Compensation column include the following:

	401(k) Match	Life Insurance Premiums	Wellness Payments	Vacation Payout	Total Other Compensation
John Kispert	$7,500	$1,320	$1,025	$2,120	$11,965
Randy Furr	$7,500	$872	$366	$0	$8.738
Glenda Dorchak	$7,384	$549	$0	$0	$7,933
Scot Griffin	$2,625	$694	$205	$0	$3,524
Jay Legenhausen	$2,437	$644	$623	$0	$3,704

(7)	Ms. Dorchak began her employment with Spansion on April 30, 2012 and retired from Spanson effective June 30, 2013.

Grants of Plan-Based Awards for Fiscal 2012

The table below summarizes all grants of plan-based awards to all Named Executive Officers during fiscal 2012, which ended on December 30, 2012. The stock options and PSU awards identified in the table below are also reported in the Summary Compensation Table on page 47 and the unvested portions are also reported in the Outstanding Equity Awards at Fiscal 2012 Year-End Table on page 50.

		Estimated Possible Payouts Under Non-Equity Incentive			Estimated Possible Payouts Under Equity Incentive				All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
		Plan Awards (1)(2)			Plan Awards				Shares of	Underlying	Option	Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum(#)		Stock or Units(#)	Options(#) (6)	Awards ($ / Sh)	Awards($) (7)
John H. Kispert	—	—	—	—
	1/31/2012	—	—	—					—	700,000	$10.03	2,946,160
	1/31/2012	—	—	—	125,000	250,000	250,000	(3)		—		2,507,500
	1/31/2012	—	—	—	200,000	400,000	400,000	(4)		—		4,012,000

Randy W. Furr	—	—	—	—
	1/31/2012	—	—	—					—	275,000	10.03	1,157,420
	1/31/2012	—	—	—	65,000	130,000	130,000	(3)		—		1,303,900
	1/31/2012	—	—	—	61,111	122,222	122,222	(4)		—		1,225,887

Glenda Dorchak (5)	—	105,600	211,200	633,600
	5/15/2012	—	—	—					—	80,000	11.14	371,160
	7/31/2012	—	—	—	25,000	50,000	50,000	(3)		—		512,500

Scot A. Griffin	—	105,000	210,000	630,000
	1/31/2012	—	—	—					—	60,000	10.03	252,528
	1/31/2012	—	—	—	7,500	15,000	15,000	(3)		—		150,450

Jay Legenhausen	—	97,500	195,000	585,000
	1/31/2012	—	—	—					—	75,000	10.03	315,660
	1/31/2012	—	—	—	12,500	25,000	25,000	(3)		—		250,750

(1) Reflect the threshold, target and maximum target bonus amounts for fiscal 2012, as described in “Compensation Discussion and Analysis—Short-Term Performance-Based Incentive Compensation.” Actual amounts awarded under the EIP for fiscal year 2012 are reflected in the “Fiscal 2012 Summary Compensation Table” in this Proxy Statement. Threshold awards are earned only if threshold financial objectives are achieved.

(2) Messrs. Kispert and Furr are not eligible to participate in the EIP for fiscal years 2012 and 2013. They were provided with additional PSUs in lieu of participation in the EIP for fiscal years 2012 and 2013, as described in “Compensation Discussion and Analysis—Short-Term Performance-Based Incentive Compensation.” For Ms. Dorchak includes: threshold, target and maximum EIP pro-rated based on date of hire.

(3) Reflects PSUs at target performance, as described in “Compensation Discussion and Analysis—Long-Term Equity-Based Incentive Compensation.” The PSU awards vest over a three-year period. Vesting is subject to performance goals in each of the three fiscal years commencing with the date of grant, with minimum vesting of 50 percent and maximum vesting, for any one vesting period, of 150 percent. If performance goals are not met in a particular year, the shares not vested will be carried forward and will be forfeited if not earned by the last performance year. If performance is above target in a particular year, up to 150 percent of eligible shares may vest. Shares carried forward from prior years will be used before shares are accelerated. No more than the target award number of shares will vest over the three-year period.

(4) Reflects 2012 and 2013 Bonus Replacement PSUs for Messrs. Kispert and Furr, as described in “Compensation Discussion and Analysis—Short-Term Performance-Based Incentive Compensation.” The award is eligible to vest over two years. Fifty percent of the award is eligible for vesting one year from the date of the grant (on January 31, 2013). Up to 50 percent of that of that portion of the award was eligible to vest mid-year (July 31, 2012) if our mid-year performance objectives were achieved. Vesting ranges from 0 percent for achievement below the threshold objectives to 100 percent for achievement at or above the target objectives. The remainder of the award is eligible to vest on January 31, 2014, under the EIP performance objectives established by the Compensation Committee for 2013.

(5) Awards for Ms. Dorchak reflect her new hire grant and pro-rated EIP based on her date of hire.

(6) The stock options vest over a three-year period with one-third of the shares vesting on the anniversary date of the date of grant, and the remaining shares vesting in equal installments over the remaining 24 months.

(7) Reflects the grant date fair value of each stock option and restricted stock unit award computed in accordance with FASB ASC Topic 718. The assumption used in valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012, filed with the Securities Exchange Commission on February 25, 2013. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.

Outstanding Equity Awards at Fiscal 2012 Year-End

The table below summarizes the outstanding Spansion equity awards held by Named Executive Officers at the end of fiscal 2012.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option		Equity Incentive Plan Awards: Number of Unearned Shares, Units or	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or
Name	Exercisable	Unexercisable		Exercise Price ($)	Option Expiration Date	Other Rights That Have Not Vested (#)	Other Rights That Have Not Vested ($) (1)
John H. Kispert	691,132	111,474	(2)	$10.51	05/10/2017
	320,833	204,167	(3)	$19.88	01/31/2018
	0	700,000	(4)	$10.03	1/31/2019
						269,860(5)	3,683,589
						91,875(5)	1,254,094
						250,000(6)	3,412,500
						300,000(7)	4,095,000
Randy W. Furr	264,809	55,737	(2)	$10.51	05/10/2017
	122,221	77,779	(3)	$19.88	01/31/2018
	0	275,000	(4)	$10.03	1/31/2019
						134,930(5)	1,841,795
						48,125(5)	656,906
						130,000(6)	1,774,500
						91,666(7)	1,251,241
Glenda Dorchak	0	80,000	(8)	$11.14	5/15/2019
						50,000 (6)	682,500
Scot A. Griffin	66,666	53,334	(9)	$18.51	04/27/2018
	0	60,000	(4)	$10.03	1/31/2019
						70,000(6)	955,500
						15,000(6)	204,750
Jay Legenhausen	37,778	42,222	(10)	$18.51	07/15/2018
	0	75,000	(4)	$10.03	1/31/2019
						17,500(6)	238,875
						25,000(6)	341,250

(1)
The dollar value of these awards is calculated by multiplying the number of units by $13.65, the closing sales price of Spansion Class A Common Stock on December 30, 2012, the last trading day of fiscal 2012.

(2)	This stock option vests over a three-year period with one-third of the shares vesting on May 10, 2011, and the remaining shares vesting in equal monthly installments over the remaining 24 months.
(3)	This stock option vests over a three-year period with one-third of the shares vesting on January 31, 2012, and the remaining shares vesting in equal monthly installments over the remaining 24 months.

(4)	This stock option vests over a three-year period with one-third of the shares vesting on January 31, 2013 and the remaining shares vesting in equal monthly installments over the remaining 24 months.
(5)
The PSU awards vest over a four-year period on the last trading day in January of each of the four years following the date of grant. Vesting is subject to performance goals in each of the four fiscal years commencing with the date of grant, with minimum vesting of 50 percent and maximum vesting of 150 percent. If performance goals are not met in a particular year, the shares not vested will be carried forward and will be forfeited if not earned by the last performance year. If performance is above target in a particular year, up to 150 percent of eligible shares may vest. Shares carried forward from prior years will be used before shares are accelerated.   No more than the target award number of shares will vest over the four-year period.

(6)
These PSU awards vest over a three-year period on the last trading day in January of each of the three years following the date of grant. Vesting is subject to performance goals in each of the three fiscal years commencing with the date of grant, with minimum vesting of 50 percent and maximum vesting of 150 percent. If performance goals are not met in a particular year, the shares not vested will be carried forward and will be forfeited if not earned by the last performance year. If performance is above target in a particular year, up to 150 percent of eligible shares may vest. Shares carried forward from prior years will be used before shares are accelerated.   No more than the target award number of shares will vest over the three-year period.

(7)
This award vests over two years.  Fifty percent of the award was eligible for vesting one year from the date of grant (January 2013) and up to 50 percent of that portion of the award was eligible to vest mid-year (July 2012) based on achievement of performance objectives.  The remainder of the award vests in January 2014 based on achievement of performance objectives.

(8)	This stock option vests over a three-year period with one-third of the shares vesting on May 15, 2013 and the remaining shares vesting in equal monthly installments over the remaining 24 months.
(9)	This stock option vests over a three-year period with one-third of the shares vesting on April 27, 2012, and the remaining shares vesting in equal monthly installments over the remaining 24 months.
(10)	This stock option vests over a three-year period with one-third of the shares vesting on July 15, 2012, and the remaining shares vesting in equal monthly installments over the remaining 24 months.

Option Exercises and Stock Vested for Fiscal 2012

The table below summarizes the Spansion stock option award exercises and restricted stock units vested by Named Executive Officers during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
John H. Kispert	—	—	167,097	1,697,983
Randy W. Furr	—	—	64,417	652,825
Glenda Dorchak	—	—	—	—
Scot A. Griffin	—	—	10,000	100,300
Jay Legenhausen	—	—	2,500	25,075

(1)
The value realized equals the fair market value of Spansion Class A Common Stock on the vesting date, as measured by the closing price on that date, multiplied by the number of shares that vested, in accordance with the terms of the 2010 Equity Incentive Award Plan.

Potential Payments upon Termination, a Change of Control or Other Events

Following is a general discussion of the compensation available to our Named Executive Officers in the event an executive’s employment terminates. The actual payments can be determined only at the time of the executive’s separation from Spansion. For purposes of illustration, however, tables below reflect the compensation Spansion would have provided to the Named Executive Officers had their employments terminated effective December 30, 2012.

Termination for Any Reason

When employment terminates for any reason, each Named Executive Officer is entitled to receive compensation earned during the time the executive was employed. Such compensation includes:

•	Compensation earned during the fiscal year;

•	Vested equity awards issued under any Spansion equity plan pursuant to the applicable terms and conditions of each award; and

•	Benefits accrued under Spansion’s Retirement Savings Plan.

Termination Due to Death, AD&D

In the event employment termination is due to death, in addition to compensation listed above under “Termination for Any Reason,” each Named Executive Officer’s beneficiary receives all or a pro-rata portion of the payment he or she would otherwise have been entitled to receive under the short-term incentive plans, as long as the Named Executive Officer was an active participant in the plan for at least six months of the plan year, life insurance benefits, and if eligible, AD&D and/or a survivor income benefit.

Involuntary Termination in Connection with a Reduction in Force

In the event employment termination is involuntary due to a reduction in force, in addition to any compensation due under “Termination for Any Reason” listed above, each Named Executive Officer receives a lump sum severance payment equivalent to two weeks of base salary plus one week of base salary for each year of completed service. In addition, COBRA medical coverage, dental coverage, vision coverage and Employee Assistance Plan are provided by Spansion during the severance period.

Termination in Connection With a Change of Control

In 2010, the Board of Directors approved a form of double-trigger change of control severance agreement for Messrs. Kispert and Furr (the “CEO and CFO Agreement”) and the Compensation Committee approved a second form of double-trigger change of control agreement for other Named Executive Officers (the “Other Executive Agreement,” together with the CEO and CFO Agreement, the “COC Agreements”) that would provide an incentive to executive officers for their continued service up to and after a change of control.

Under the CEO and CFO Agreement, if within 12 months following a change of control (as described below), the executive’s employment was terminated by Spansion or its successor other than for Cause (as defined in the CEO and CFO Agreement) or by reason of death or disability, or if the officer terminated employment for Good Reason (as defined in the CEO and CFO Agreement), in addition to the compensation listed above under the heading “Termination of Employment for Any Reason,” the following would have occurred:

•	The executive officer would have received a lump sum payment equal to the executive’s monthly base salary immediately prior to employment termination multiplied by 24;

•	Acceleration of all unvested equity granted to the executive officer under any Spansion equity incentive plan and held by the executive at the termination date; and

•	Payment of premiums incurred by the executive and the executive’s dependents for COBRA healthcare continuation coverage as of the termination date, and ending 24 months thereafter.

Under the Other Executive Agreements, if, within 120 days prior to the occurrence of a Change of Control or within 12 months following the occurrence of a change of control, the executive’s employment is terminated involuntarily by Spansion other than for Cause (as defined in the Other Executive Agreements) or by the Executive pursuant to a voluntary termination for Good Reason (as defined in the Other Executive Agreements), in addition to the compensation listed above under the heading “Termination of Employment for Any Reason,” the following would have occurred:

•	The executive officer would have received a lump sum payment equal to the executive’s monthly base salary immediately prior to employment termination multiplied by 12;

•	Acceleration of all unvested equity granted to the executive officer under any Spansion equity incentive plan and held by the executive at the termination date with twelve months to exercise any stock options that are assumed and

•	Payment of premiums incurred by the executive and the executive’s dependents for COBRA healthcare continuation coverage as of the termination date, and ending 12 months from the termination date.

Generally, under the COC Agreements, a change of control is conclusively presumed to have occurred on:

•
The closing of a business combination (such as a merger or consolidation) of Spansion with any other corporation or other type of business entity (such as a limited liability company), other than a business combination consummated in connection with Spansion’s emergence from bankruptcy or which would result in the voting securities of Spansion outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the total voting power represented by the voting securities of Spansion or such controlling surviving entity outstanding immediately after such business combination; or

•
The sale, lease, exchange or other transfer or disposition by Spansion of all or substantially all (more than seventy percent) of Spansion’s assets by value, other than in connection with Spansion’s liquidation or dissolution as a result of its bankruptcy; or

•
An acquisition of any Spansion voting securities by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent or more of the combined voting power of Spansion’s then outstanding voting securities, other than any such acquisition arising out of Spansion’s emergence from bankruptcy.

In the event that the severance payments and benefits payable under the COC Agreements trigger excise taxation under Sections 280G and 4999 of the Internal Revenue Code, the severance will be either (1) paid in full, or (2) reduced so the Named Executive Officer is not subject to excise taxation, whichever results in the Named Executive Officer’s receipt of the greatest after–tax severance amount. The COC Agreements do not include any tax gross-up provisions, whether in connection with the Sections 280G and 4999 of the Internal Revenue Code, or otherwise.

Pursuant to the COC Agreements, each executive agrees to a continuing obligation of confidentiality, a two-year period of non-solicitation of the Company or its affiliates’ employees or customers and an obligation not to take any action or publish any statement that disparages in any way the Company or current or former employees or affiliates.

The forms of the COC Agreements have been filed with the SEC.

Agreements with Executive Officers

Spansion entered into employment offer letters with the Named Executive Officers setting their initial salary and target bonus opportunity and entitling them to benefits and certain initial equity awards.  The Named Executive Officers also are party to the COC Agreements described above.  Ms. Dorchak’s agreement, entered into in 2012, is described in more detail below.

Glenda Dorchak

We entered into an employment offer letter (the “Dorchak Offer Letter”) with Ms. Dorchak in connection with her hire as Executive Vice President, effective as of April 30, 2012. Pursuant to the Dorchak Offer Letter, Ms. Dorchak is entitled to compensation of $400,000 annually. Ms. Dorchak also (i) is eligible to participate in the EIP with a target bonus opportunity of 80 percent of her annual base salary and (ii) receives benefits, including medical, dental, life and disability coverage. The Dorchak Offer Letter also provided that Ms. Dorchak would be recommended for a grant of 50,000 performance-based restricted stock units and a stock option grant of 80,000 shares, which were granted in July and May, respectively, of 2012. In August of 2012, we entered into a change of control severance agreement with Ms. Dorchak described above.

On April 29, 2013, we entered into a Separation Agreement and Release with Ms. Dorchak.  Ms. Dorchak’s employment with the Company will terminate on June 30, 2013.  Under the terms of the Agreement, Ms. Dorchak will continue to receive her base salary and the Company will pay COBRA premiums for continuation of Ms. Dorchak’s health insurance for six months following her termination date. Ms. Dorchak will receive a payment of $320,000.  In addition, the Company has agreed to accelerate the vesting of 20,667 restricted stock units and 26,111 shares of stock subject to unvested stock options held by Ms. Dorchak.  Ms. Dorchak released any and all claims against the Company.

The following tables show the potential payments that would have been made to each of the Named Executive Officers if their respective employment with us had terminated as of December 30, 2012.

John H. Kispert

Executive Benefits and Payments Upon Termination as of December 30, 2012	Involuntary Not for Cause Termination (Reduction in Force)		Involuntary or for Good Reason Following Change of Control Within 12 Months		Death
Compensation:
Base Salary	$86,538	1	$1,800,000	2
Short-term Incentive					$0	3
Long-term Incentive
Stock Options			$2,884,028	4
Performance Stock Units			$12,445,183	4
Benefits:
Health Insurance (COBRA)	$4,012		$48,144	5
Life Insurance Proceeds					$2,000,000
Survivor Income Benefit					$4,000

(1)	Mr. Kispert was eligible to receive 5 weeks of severance pay as described under “Involuntary Termination in Connection with a Reduction in Force” above.
(2)	Mr. Kispert was eligible to receive 24 months of salary upon termination as described under “Termination in Connection with a Change of Control” above.
(3)	Mr. Kispert is not eligible to participate in the EIP for fiscal years 2012 and 2013.
(4)
Unvested and accelerated equity value is calculated based on the fair market value of $13.65 on December 28, 2012, which was the last trading day of fiscal 2012. This includes the remaining Bonus Replacement PSUs.

(5)	Mr. Kispert was eligible for 24 months of post-employment health care coverage.

Randy W. Furr

Executive Benefits and Payments Upon Termination as of December 30, 2012	Involuntary Not for Cause Termination (Reduction in Force)		Involuntary or for Good Reason Following Change of Control Within 12 Months		Death
Compensation:
Base Salary	$42,308	1	$880,000	2
Short-term Incentive					$0	3
Long-term Incentive
Stock Options			$1,170,514	4
Performance Stock Units			$5,524,442	4
Benefits:
Health Insurance (COBRA)	$2,067		$24,816	5
Life Insurance Proceeds					$1,321,000
Survivor Income Benefit					$4,000
Reduction in Severance			$(1,356,611	) 6

(1)	Mr. Furr was eligible to receive 5 weeks of severance pay as described under “Involuntary Termination in Connection with a Reduction in Force” above.
(2)	Mr. Furr was eligible to receive 24 months of salary upon termination as described under “Termination in Connection with a Change of Control” above.
(3)	Mr. Furr is not eligible to participate in the EIP for fiscal years 2012 and 2013.
(4)
Unvested and accelerated equity value is calculated based on the fair market value of $13.65 on December 28, 2012, which was the last trading day of fiscal 2012. This includes the remaining Bonus Replacement PSUs.

(5)	Mr. Furr was eligible for 24 months of post-employment health care coverage.
(6)
Mr. Furr would have received a greater after-tax benefit if payments were reduced and not subject to excise taxation. If Mr. Furr were paid the full amount of the severance, that payment would trigger excise taxation. Pursuant to his COC Agreement, because Mr. Furr would have received less after taxes than he would if his payment were reduced below the excise tax threshold, his payment would be reduced by the amount noted.

Glenda Dorchak

Executive Benefits and Payments Upon Termination as of December 30, 2012	Involuntary Not for Cause Termination (Reduction in Force)		Involuntary or for Good Reason Following Change of Control Within 12 Months		Death
Compensation:
Base Salary	$15,385	1	$400,000	2
Short-term Incentive					$153,168	3
Long-term Incentive
Stock Options			$200,800	4
Performance Stock Units			$682,500	4
Benefits:
Health Insurance (COBRA)	$1,443		$17,316	5
Life Insurance Proceeds					$1,201,000
Survivor Income Benefit					$4,000

(1)	Ms. Dorchak was eligible to receive 2 weeks of severance pay as described under “Involuntary Termination in Connection with a Reduction in Force” above.
(2)	Ms. Dorchak was eligible to receive 12 months of salary upon termination as described under “Termination in Connection with a Change of Control” above.
(3)
Ms. Dorchak was eligible to receive the remaining portion of the 2012 Employee Incentive Plan award based on Spansion performance. This was paid on March 8, 2013 for 2012 performance and is included in the Fiscal 2012 Summary Compensation Table, Non-Equity Incentive Plan Compensation.

(4)	Unvested and accelerated equity value is calculated based on the fair market value of $13.65 on December 28, 2012, which was the last trading day of fiscal 2012.
(5)	Ms. Dorchak was eligible for 12 months of post-employment health care coverage.

Scot A. Griffin

Executive Benefits and Payments Upon Termination as of December 30, 2012	Involuntary Not for Cause Termination (Reduction in Force)		Involuntary or for Good Reason Following Change of Control Within 12 Months		Death
Compensation:
Base Salary	$20,192	1	$350,000	2
Short-term Incentive					$136,500	3
Long-term Incentive
Stock Options			$217,200	4
Performance Stock Units			$1,160,250	4
Benefits:
Health Insurance (COBRA)	$1,626		$19,512	5
Life Insurance Proceeds					$1,051,000
Survivor Income Benefit					$4,000

(1)	Mr. Griffin was eligible to receive 3 weeks of severance pay as described under “Involuntary Termination in Connection with a Reduction in Force” above.
(2)	Mr. Griffin was eligible to receive 12 months of salary upon termination as described under “Termination in Connection with a Change of Control” above.
(3)
Mr. Griffin was eligible to receive the remaining portion of the 2012 Employee Incentive Plan award based on Spansion performance. This was paid on March 8, 2013 for 2012 performance and is included in the Fiscal 2012 Summary Compensation Table, Non-Equity Incentive Plan Compensation.

(4)	Unvested and accelerated equity value is calculated based on the fair market value of $13.65 on December 28, 2012, which was the last trading day of fiscal 2012.
(5)	Mr. Griffin was eligible for 12 months of post-employment health care coverage.

Jay Legenhausen

Executive Benefits and Payments Upon Termination as of December 30, 2012	Involuntary Not for Cause Termination (Reduction in Force)		Involuntary or for Good Reason Following Change of Control Within 12 Months		Death
Compensation:
Base Salary	$18,750	1	$325,000	2
Short-term Incentive					$126,750	3
Long-term Incentive
Stock Options			$271,500	4
Performance Stock Units			$580,125	4
Benefits:
Health Insurance (COBRA)	$2,006		$24,072	5
Life Insurance Proceeds					$975,000
Survivor Income Benefit					$4,000
Reduction in Severance			($78,801	)6

(1)	Mr. Legenhausen was eligible to receive 3 weeks of severance pay as described under “Involuntary Termination in Connection with a Reduction in Force” above.
(2)	Mr. Legenhausen was eligible to receive 12 months of salary upon termination as described under “Termination in Connection with a Change of Control” above.
(3)
Mr. Legenhausen was eligible to receive the remaining portion of the 2012 Employee Incentive Plan award based on Spansion performance. This was paid on March 8, 2013 for 2012 performance and is included in the Fiscal 2012 Summary Compensation Table, Non-Equity Incentive Plan Compensation.

(4)	Unvested and accelerated equity value is calculated based on the fair market value of $13.65 on December 28, 2012, which was the last trading day of fiscal 2012.
(5)	Mr. Legenhausen is eligible for 12 months of post-employment health care coverage.
(6)
Mr. Legenhausen would have received a greater after-tax benefit if payments were reduced and not subject to excise taxation. If Mr. Legenhausen were paid the full amount of the severance, that payment would trigger excise taxation. Pursuant to his COC Agreement, because Mr. Legenhausen would have received less after taxes than he would if his payment were reduced below the excise tax threshold, his payment would be reduced by the amount noted.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance under Spansion’s 2010 Equity Incentive Award Plan as of December 30, 2012.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	10,952,979	(1)	13.06	1,103,450	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	10,952,979			1,103,450

(1)	Includes 6,641,892 shares issuable upon exercise of outstanding stock options and 4,311,087 shares issuable upon vesting of outstanding restricted stock units.
(2)
The 2010 Equity Incentive Award Plan contains a provision that provides for automatic increases to the authorized number of shares to occur on January 1 of each year equal to the least of 7,000,000 shares or a percentage of the shares outstanding as follows: 4.5 percent on January 1, 2013; and 3.5 percent on January 1, 2014 and 2015. Does not include the increase of 2,577,033 shares that occurred on January 1, 2013, pursuant to the Plan’s automatic increase provision.

ITEM 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our current fiscal year. Our current fiscal year began on December 31, 2012 and will end on December 29, 2013. Unless you indicate otherwise, your proxy will vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

The Audit Committee first approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2010 and  PricewaterhouseCoopers LLP has continued to serve in that role to date.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Spansion and its stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. He or she will also be available to respond to appropriate questions from stockholders.

Audit Committee Pre-Approval Policy

The Audit Committee has established a pre-approval policy for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee, subject to certain restrictions. The pre-approval policy identifies the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the auditors to audit Spansion’s financial statements is not impaired. Under the pre-approval policy, the Audit Committee pre-approves all audit and non-audit services not prohibited by law to be provided by the independent registered public accounting firm. Such pre-approval authority for non-audit services may be delegated by the Audit Committee to one or more of its members. Any pre-approval decisions must be consistent with the guidelines and fee levels or budgeted amounts established annually by the Audit Committee, provided that the member or members to whom such authority is delegated shall report any pre-approval decisions to the full Audit Committee at its next regular meeting. Any proposed services exceeding the fee levels or budgeted amounts established by the Audit Committee must be specifically approved by the Audit Committee. In fiscal 2012, PricewaterhouseCoopers LLP served as our independent auditors.

Service Fees Paid to the Independent Registered Public Accounting Firm

Audit Fees. Audit fees of PricewaterhouseCoopers LLP during fiscal 2011 and 2012 were associated with the annual audit of our consolidated financial statements, statutory audits required internationally, and fees related to other regulatory filings. Audit fees for fiscal 2011 and fiscal 2012 included fees related to PricewaterhouseCoopers LLP’s audit of the effectiveness of Spansion’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act. Audit fees for fiscal 2011were approximately $1.6 million. Audit fees for fiscal 2012 were approximately $1.8 million.

Audit-Related Fees. Audit-related fees were $0.1 million for fiscal 2011. There were no Audit-related fees for fiscal 2012.

Tax Fees. Tax fees were approximately $0.8 million for fiscal 2011 and $0.3 million for fiscal 2012.

All Other Fees. There were no other fees for fiscal 2011 and fiscal 2012.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE CURRENT FISCAL YEAR.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Audit Committee has adopted a written policy for approval of transactions between Spansion and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of Spansion;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Spansion than terms that could have been reached with an unrelated third party;

•	the purpose, and the potential benefits to Spansion, of the transaction; and

•
any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve or ratify certain transactions. A summary of any new transactions pre-approved or ratified by the Chair is provided to the full Audit Committee for its review in connection with its next scheduled Audit Committee meeting.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Such pre-approved transactions include:

•	employment of executive officers, subject to certain conditions;

•	any compensation paid to a director if the compensation is required to be reported in Spansion’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC;

•
any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

•
any charitable contribution, grant or endowment by Spansion to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•
any transaction where the related person’s interest arises solely from the ownership of Spansion’s Class A Common Stock and all holders of Spansion’s Class A Common Stock received the same benefit on a pro rata basis.

A summary of new transactions covered by the standing pre-approvals described above is provided to the Audit Committee for its review at each regularly schedule Audit Committee meeting.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report will not be incorporated by reference into any such filings, nor will it be deemed to be soliciting material or deemed filed with the SEC under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed Spansion’s audited financial statements for the fiscal year ended December 30, 2012, with Spansion management and PricewaterhouseCoopers LLP, Spansion’s independent registered public accounting firm. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of Spansion’s accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee.

The Audit Committee also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Spansion’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012 for filing with the SEC.

AUDIT COMMITTEE

Clifton Thomas Weatherford, Chair
Hans Geyer
Paul Mercadante

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Spansion’s Annual Report on Form 10-K, which includes Spansion’s audited financial statements for the fiscal year ended December 30, 2012, has accompanied or preceded this proxy statement. You may also access a copy of Spansion’s Annual Report on Form 10-K in the Investor Relations section of www.spansion.com. Upon your request, we will provide, without any charge, a copy of any of Spansion’s filings with the SEC. Requests should be directed to Spansion’s Corporate Secretary at Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088 or by email to Corporate.Secretary@spansion.com.

Spansion is a registered trademark of Spansion Inc. Other product and company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

SPANSION™

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT LINE SACKPACK

MR A SAMPLE
DESIGNATION (IF ANY)
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Admission Ticket

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 6, 2013.

Vote by Internet

- Go to **www.investorvote.com/code**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

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Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2 and 3.

1. Election of Class A Directors:

	For	Against	Abstain		For	Against	Abstain
01 - Raymond Bingham	☐	☐	☐	02 - John H. Kispert	☐	☐	☐

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	For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the current fiscal year.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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22AM 1627261

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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01N3JB

Spansion Inc.

2013 Annual Meeting of Stockholders

June 6, 2013
8:00 a.m. Pacific Time
915 DeGuigne Drive
Sunnyvale, CA 94085

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

SPANSION™

Proxy — Spansion Inc. **Class A Common Stock**

ANNUAL MEETING OF STOCKHOLDERS -- JUNE 6, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randy W. Furr and Scot A. Griffin, or either of them, with full power of substitution, attorneys and proxies to represent and to vote all shares of Class A Common Stock of Spansion Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 915 DeGuigne Drive, Sunnyvale, California, on Thursday, the 6th day of June, 2013, at 8:00 a.m., Pacific Time and at any and all adjournments or postponements thereof, on the matters listed on the reverse side which are set forth in the Proxy Statement accompanying the Notice of Meeting, receipt of which is hereby acknowledged.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, it will be voted FOR the election of the Nominees, FOR Proposals 2 and 3, and, in the discretion of the proxyholders, on other matters that may be properly presented at the meeting. The undersigned may revoke this Proxy at any time prior to its exercise or may attend the meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE OR VOTE BY TELEPHONE OR INTERNET.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE